UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

ELECTRONICS FOR IMAGING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTRONICS FOR IMAGING, INC.

6750 Dumbarton Circle

Fremont, California 94555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 12, 2016

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on May 12, 2016 at 8 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555 for the following purposes:

1.	To elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To approve a non-binding advisory proposal on executive compensation.

3.	To ratify the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has approved the proposals described in the Proxy Statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1 and “FOR” Proposals 2 and 3.

Only stockholders of record at the close of business on March 28, 2016 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy electronically, by telephone or by marking, signing, dating and returning the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sincerely,

/s/ ALEX GRAB
Alex Grab Secretary

Fremont, California

April 1, 2016

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING,

YOU ARE REQUESTED TO SUBMIT YOUR PROXY ELECTRONICALLY OR BY TELEPHONE,

AS DESCRIBED UNDER “SUBMISSION OF PROXIES; INTERNET AND TELEPHONE VOTING”

IN THE ATTACHED PROXY STATEMENT, OR

COMPLETE, SIGN AND DATE THE ENCLOSED PROXY

AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 12, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 12, 2016 at 8 a.m., Pacific Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555. The Company intends to mail this Proxy Statement and accompanying proxy card on or about April 4, 2016 to stockholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect six (6) directors to hold office until the next annual meeting or until their successors are duly elected and qualified; (2) to provide a non-binding advisory vote to approve the Company’s executive compensation program; (3) to ratify the appointment of the Company’s independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016; and (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies that are properly completed, signed and returned to the Company or properly submitted electronically or by telephone prior to the Annual Meeting will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on March 28, 2016 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding and entitled to vote 47,188,521 shares of common stock. The holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting constitute a quorum. Therefore, the Company will need at least 23,594,261 shares entitled to vote present in person, by telephone or by proxy at the Annual Meeting for a quorum to exist. Each holder of record of common stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting for the election of directors.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, withheld votes, and broker non-votes. Abstentions, withheld votes, and broker non-votes are counted as present for purposes of establishing a quorum for the transaction of business at the Annual Meeting. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal. Broker non-votes occur when a broker, bank, or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank, or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner. Brokers, banks, and other nominees typically do not have discretionary authority to vote on non-routine matters. Under the rules of the New York Stock Exchange (the “NYSE”), as amended (the “NYSE Rules”), which apply to all NYSE-licensed brokers, brokers have discretionary authority to vote on routine matters when they have not received timely voting instructions from the beneficial owner.

Stockholders’ choices for Proposal One (election of directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the six (6) nominees for director under Proposal One. A plurality means that the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected. Because the election of directors under Proposal One is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank, or other nominee on how to vote the shares in your account for Proposal One, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will not be counted in determining the outcome of Proposal One because the election of directors is based on the votes actually cast. Withheld votes will be considered for purposes of the Company’s “majority withheld vote” policy as set forth in the Company’s Board of Directors Guidelines (the “Board of Directors Guidelines”). The Board of Directors Guidelines can be found at the Company’s website at www.efi.com.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to approve Proposal Two (advisory vote on executive compensation). Because the vote under Proposal Two is considered to be a non-routine matter under the NYSE Rules, if you do not instruct your broker, bank, or other nominee on how to vote the shares in your account for Proposal Two brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote, and will not be counted in determining the outcome of Proposal Two.

The affirmative vote of a majority of shares entitled to vote that are present in person or by proxy is required to ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2016 under Proposal Three (ratification of appointment of auditors). Abstentions will have the same effect as negative votes on this proposal because they represent votes that are present, but not cast. Proposal Three is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal Three, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors.

Please be advised that Proposal Two (advisory vote on executive compensation) and Proposal Three (ratification of appointment of auditors) are advisory only and not binding on the Company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of shares entitled to vote present in person or by proxy at the Annual Meeting.

Submission of Proxies; Internet and Telephone Voting

If you hold shares as a registered stockholder in your own name, you should complete, sign and date the enclosed proxy card as promptly as possible and return it using the enclosed envelope. If your completed proxy card is received prior to or at the Annual Meeting, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (1) the election of the Company’s six (6) nominees as directors; (2) the advisory vote on executive compensation; (3) the ratification of the appointment of the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate voting instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Solicitation

The cost of preparing, assembling, printing, and mailing the Proxy Statement, the Notice of Annual Meeting, and the enclosed proxy, as well as the cost of soliciting proxies relating to the Company’s proposals for the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram, email and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, a proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but a proxy solicitation firm will be paid a customary fee if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 6750 Dumbarton Circle, Fremont, California 94555, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2017, pursuant to Securities and Exchange Commission (the “SEC”) Rule 14a-8, is currently expected to be December 2, 2016. The Company’s amended and restated bylaws (the “Bylaws”) also establish a deadline with respect to discretionary voting for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. For nominations of persons for election to the Board of Directors and other business to be properly brought before the 2017 annual meeting by a stockholder, notice must be delivered to or mailed and received at the principal executive offices of the Company not earlier than the close of business on January 12, 2017 and not later than the close of business on February 10, 2017 (the “Discretionary Vote Deadline”). These deadlines are subject to change if the date of the 2017 annual meeting is more than 30 calendar days before or more than 60 calendar days after the date of the Annual Meeting. If a stockholder gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2017 annual meeting.

Additional Copies

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Annual Report”) will be mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except to the extent expressly incorporated by reference into this Proxy Statement, the Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If you would like a copy of the Annual Report, the Company will provide one to you free of charge upon your written request to Investor Relations at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 12, 2016: The Company’s Proxy Statement dated April 1, 2016 and Annual Report are available electronically at http://ir.efi.com/proxy.cfm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are six (6) nominees for election at the Annual Meeting. Each nominee currently serves as a director and, was elected by stockholders at the 2015 annual meeting. Votes cannot be cast, whether in person or by proxy, for more individuals than the six (6) nominees named in this Proxy Statement. Following the Annual Meeting, the Board of Directors will consist of six (6) members. Although fewer nominees are named than the number fixed by the Bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. The Board may elect additional members in the future in accordance with the Bylaws.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any Board of Director’s nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors by the present Board of Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person has been recommended for nomination by the Nominating and Governance Committee of the Board of Directors and has been nominated by the Board of Directors for election. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of stockholders or until his successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal.

As set forth in the Company’s Board of Directors Guidelines and the Nominating and Governance Committee Charter, the Company has a majority voting policy for the election of directors in an uncontested election. Pursuant to this policy, in the event that a nominee for director in an uncontested election receives more “withheld” votes for his or her election than “for” votes, the director must submit a resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors will evaluate and make a recommendation to the Board of Directors with respect to the offered resignation. The Board of Directors will take action on the recommendation within 90 days following certification of the stockholder vote. No director who tenders a resignation may participate in the Nominating and Governance Committee’s or the Board of Directors’ consideration of the matter. The Company will publicly disclose the Board of Directors’ decision including, as applicable, the reasons for rejecting a resignation.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders or appointed by the Board of Directors, and certain information about them as of March 28, 2016 are set forth below.

Name of Nominee and Principal Occupation	Age	Director Since
Eric Brown(3)	50	2011
Chief Financial Officer & Chief Operating Officer, Tanium, Inc.
Gill Cogan(1)(2)	64	1992
Founding Partner, Opus Capital Ventures LLC
Guy Gecht	50	2000
Chief Executive Officer and President of the Company
Thomas Georgens(3)	56	2008
Self-Employed
Richard A. Kashnow(2)(3)	74	2008
Consultant, Self-Employed
Dan Maydan(1)(2) Retired	80	1996

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Audit Committee.

Mr. Brown has served as a director of the Company since April 7, 2011. Mr. Brown is Chief Financial Officer and Chief Operating Officer of Tanium Inc, an enterprise software company. Previously, Mr. Brown served as Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Polycom, Inc. from February 2012 to March 2014. Prior to that Mr. Brown served as Executive Vice President, Chief Financial Officer of Electronic Arts, Inc., an interactive entertainment software company, from April 2008 to February 2012. From January 2005 until March 2008, Mr. Brown worked at McAfee, Inc., a security technology company, serving as Chief Operating Officer and Chief Financial Officer from March 2006 until March 2008 and as Vice President and Chief Financial Officer from January 2005 until March 2006. Mr. Brown was the President and Chief Financial Officer of MicroStrategy Incorporated, a business intelligence software provider, from 2000 until 2004. From 1998 to 2000, Mr. Brown worked at Electronic Arts as Vice President and Chief Operating Officer of Electronic Arts Redwood Shores (California) studio division. From 1995 to 1998, Mr. Brown was co-founder and Chief Financial Officer of Datasage, Inc., a Boston-based enterprise technology company. From September 2004 until December 2005, Mr. Brown served on the board of directors and the audit committee of Verity, Inc., a provider of business search and process management software, that was acquired by Autonomy Corporation plc. Mr. Brown received a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A from the MIT Sloan School of Management. Mr. Brown’s experience with the oversight of worldwide business and finance operations with responsibility for public company financial reporting, balance sheet management, audit, and tax matters provides the Board of Directors with a broad range of expertise on various operational and financial issues facing a global organization.

Mr. Cogan has served as a director of the Company since 1992 and as Chairman of the Board of Directors since June 28, 2007. Mr. Cogan is a founding Partner of Opus Capital Ventures LLC, a venture capital firm established in 2005. Previously, he was the Managing Partner of Lightspeed Venture Partners, a venture capital firm, from 2000 to 2005. From 1991 until 2000, Mr. Cogan was Managing General Partner of Weiss, Peck & Greer Venture Partners, L.P., a venture capital firm. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was Chairman and Chief Executive Officer of Formtek, Inc., an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds a B.S. and an M.B.A. from the University of California at Los Angeles. Mr. Cogan’s experience in venture capital firms brings him extensive knowledge of technology companies that is valuable to the Board of Directors’ discussions of the Company’s technology-related investments.

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, Inc., a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company, listed on the NASDAQ Global Select Market. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel. Mr. Gecht’s different previous roles within the Company, along with his experience as the Company’s Chief Executive Officer for over fifteen (15) years, give him unique insights into the Company’s challenges, opportunities and operations.

Mr. Georgens has served as a director of the Company since 2008. From April 2014 until May 2015, Mr. Georgens served as Chief Executive Officer and Chairman of the Board of Directors of NetApp, Inc., a provider of data management solutions. Previously, from August 2009 until April 2014, Mr. Georgens served as Chief Executive Officer, President and Director of NetApp. Prior to becoming its Chief Executive Officer, from February 2008 to August 2009, Mr. Georgens was President and Chief Operating Officer of NetApp, Inc. From January 2007 to January 2008, Mr. Georgens was Executive Vice President, Product Operations and from October 2005 to January 2007, he was Executive Vice President and General Manager of Enterprise Storage Systems for NetApp, Inc. From 1996 to 2005, Mr. Georgens served LSI Logic and its subsidiaries, including Engenio, in various capacities, including as President, Chief Executive Officer, Vice President and General Manager, and Director. Prior to working with LSI Logic and its subsidiaries, Mr. Georgens spent 11 years at EMC Corporation in a variety of engineering and marketing positions. Mr. Georgens currently serves as a director of Autodesk, Inc., a public company listed on the NASDAQ Global Select Market. Mr. Georgens graduated from Rensselaer Polytechnic Institute with B.S. and M.Eng. degrees in Computer and Systems Engineering, and also holds an M.B.A. from Babson College. Mr. Georgens’s current role of Chief Executive Officer of a NASDAQ-100 company brings to the Board of Directors the perspective of a leader who faced similar economic, social and governance issues. In addition, his role provides Mr. Georgens with insight in the preparation and review of financial statements of a public company.

Mr. Kashnow has served as a director of the Company since 2008. Since 2003, Mr. Kashnow has been self-employed as a consultant. From 1999 until 2003, Mr. Kashnow served as President of Tyco Ventures, the venture capital unit he established for Tyco International, Inc., a diversified manufacturing and services company. From 1995 to 1999, he served as Chairman, Chief Executive Officer, and President of Raychem Corporation, a global technology materials company. He started his career as a physicist at General Electric’s Corporate Research and Development Center in 1970. During his seventeen years with General Electric, he progressed through a series of technical and general management assignments. He served in the U.S. Army between 1968 and 1970 and completed his active duty tour as a captain. Until December 2012, Mr. Kashnow served on the board of directors of Ariba, Inc., which was a public company providing on-demand spend management solutions prior to its acquisition by SAP AG in October 2012. Until March 2008, he served as Chairman of ActivIdentity, a public software security company. Until September 2007, he also served as Chairman of Komag, Inc., a public data storage media company, which was acquired at that time by Western Digital Corporation. Until September 2006, he served on the board of directors of Parkervision, Inc., a radio frequency technology company, and as Chairman of its Compensation Committee. Mr. Kashnow received a Ph.D. in Physics from Tufts University in 1968 and a B.S. in Physics from Worcester Polytechnic Institute in 1963. Mr. Kashnow’s experience in supervising a principal financial officer as the former Chief Executive Officer of Raychem Corporation provides the Board of Directors with a perspective of an executive involved in the preparation and review of financial statements of a public company.

Dr. Maydan has served as a director of the Company since 1996. Dr. Maydan was President of Applied Materials Inc., a semiconductor manufacturing equipment company, from January 1994 to April 2003 and a member of that company’s board of directors from June 1992 to October 2005. From March 1990 to January 1994, Dr. Maydan served as Applied Materials’ Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He currently serves on the boards of directors of privately held companies. Dr. Maydan received his B.S. and M.S. degrees in Electrical Engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland. Dr. Maydan’s broad experience in technology, innovation, marketing and operations provides the Board of Directors with a global perspective on the issues faced by manufacturing and technology companies.

Vote Required

Subject to the “majority withheld votes” policy in the Board of Directors Guidelines, directors are elected if they receive a plurality of the votes present in person or represented by proxy at the Annual Meeting. Accordingly, the six (6) nominees receiving the largest number of votes cast (votes “for”) will be elected.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the election of all six (6) nominees listed above. Proxies received by the Company will be voted “FOR” the election of all nominees listed above unless the stockholder specifies otherwise in the proxy.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of seven (7) meetings in 2015. The Board of Directors has established the following committees, among others, to assist the Board of Directors in discharging its duties: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Governance Committee (collectively, the “Board Committees”). Current copies of the charters for the Board Committees can be found on the Company’s website at www.efi.com. Each director attended 75% or more of the total number of meetings of the Board of Directors and of the Board Committees upon which such director served during 2015.

Audit Committee

The Audit Committee currently consists of Directors Brown (Chairman), Georgens and Kashnow. The Audit Committee held eight (8) meetings in 2015. The Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company, assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with certain legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls. The Audit Committee also approves the engagement of and the services to be performed by the Company’s independent auditors. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules (the “NASDAQ Rules”) and also meet the additional criteria for independence of Audit Committee members set forth in Section 10A(m) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee oversees the Company’s Ethics Program, which presently includes, among other things, the Company’s Code of Business Conduct and Ethics, the Company’s Code of Ethics for the Management Team, the Company’s Code of Ethics for the Accounting and Finance Team and the Company’s Code of Ethics for the Sales Team (collectively, the “Codes”), an internal audit function responsible for receiving and investigating complaints, a 24-hour global toll-free hotline and an internal website whereby employees can anonymously submit complaints via email. The Company’s Codes can be found on the Company’s website at www.efi.com. As further set forth below, the Audit Committee also oversees the Company’s risk assessment function.

We intend to disclose any amendment to the Codes, or waiver from, certain provisions of the Codes as applicable for our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website, at the address specified above.

Compensation Committee

The Compensation Committee currently consists of Directors Cogan (Chairman) and Maydan. The Compensation Committee held nine (9) meetings in 2015. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules and also meet the additional criteria for independence of Compensation Committee members set forth in Rule 5605(d)(2) of the NASDAQ Rules. The Compensation Committee reviews and approves the Company’s executive compensation policy, administers the Company’s stock plans and considers compensation consultant, counsel and other adviser conflict of interest. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in the Company’s proxy statements and prepares and approves the Compensation Committee Report for inclusion in the Company’s proxy statements.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Directors Cogan, Kashnow (Chairman) and Maydan. The Nominating and Governance Committee held two (2) meetings in 2015. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Rules. The Nominating and Governance Committee develops and recommends governance principles, recommends director nominees to the Board of Directors and considers the resignation offers of any nominee for director, in accordance with its Charter and the Company’s Board of Directors Guidelines.

Pursuant to our Board of Directors Guidelines and the charter of the Nominating and Governance Committee, the Nominating and Governance Committee oversees an annual evaluation of the performance of the Board and each of its committees. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities to improve its operations and procedures. In March 2016, the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole. Each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter and reported to the Board on the results of its evaluation.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Company addressed to the Nominating and Governance Committee at the Company’s corporate headquarters. To be timely, the written materials must be submitted within the time provided by the advance notice provisions in the Bylaws.

The written materials must include: (1) the name(s) and address(es) of the stockholder(s) providing the notice, as they appear in the Company’s books, and of the other Proposing Persons (as defined below), (2) any Disclosable Interests (as defined in the Bylaws) of the stockholder(s) providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or each other Proposing Person, (3) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice if such proposed nominee were a Proposing Person, (4) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act and the rules and regulations thereunder, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder providing the notice (or, if different, the beneficial owner on whose behalf such notice is given) and/or any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined below), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder or beneficial owner, as applicable, and/or such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (6) such other information (including one or more accurately completed and executed questionnaires and executed and delivered agreements) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of the information required to be disclosed in the written materials described above, the term “Proposing Person” means (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner, if different, on whose behalf the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such beneficial owner (as such terms are defined in Rule 12b-2 under the Exchange Act) and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

A person shall be deemed to be “Acting in Concert” with another person for purposes of the information required to be disclosed in the written materials described above if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Company in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making process and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act. A person who is Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also acting in concert with such other person.

Any director nominations proposed by stockholders for consideration by the Nominating and Governance Committee should be addressed to:

Electronics For Imaging, Inc.

Attention: Nominating and Governance Committee

c/o Alex Grab

6750 Dumbarton Circle

Fremont, CA 94555

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board of Director candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment and common sense in matters that relate to the current and long-term objectives of the Company.

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company.

•	Commitment to understand the Company and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and the ability to generally fulfill all responsibilities as a director of the Company.

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under applicable standards of the SEC and the NASDAQ Rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable rules of the SEC and the NASDAQ Rules.

•	Composition of the Board of Directors and whether the prospective nominee will add to or complement the Board of Director’s existing strengths.

The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is essential that our directors represent diverse viewpoints, skills, education and professional experience. In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

All of our directors bring to the Board of Directors executive leadership experience derived from their service as executives and, in most cases, chief executive officers of large corporations. As a group, they bring extensive board experience and several decades of diverse and extensive business and technical experience. The process undertaken by the Nominating and Governance Committee in identifying and evaluating qualified director candidates is described below. Certain individual qualifications and skills of our directors that contribute to the Board of Directors’ effectiveness as a whole are described above, under each director’s biographical information.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought, based on input from the full Board of Directors.

•	Outside Advisors. The Nominating and Governance Committee may engage a third party search firm or other advisors to assist in identifying prospective nominees.

•	Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company, the number of other company boards on which the individual serves, composition of the Board of Directors at that time and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board of Directors.

•

Management Directors.     The number of officers or employees of the Company serving at any time on the Board of Directors should be limited such that, at all times, a majority of the directors is “independent” under applicable standards of the SEC and the NASDAQ Rules.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating and Governance Committee and by the Company’s Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee will determine the list of potential candidates to be recommended to the full Board of Directors for nomination at an annual meeting or appointment to the Board of Directors between annual meetings. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Nominating and Governance Committee.

In accordance with the Company’s “majority withheld vote” policy, the Nominating and Governance Committee will also consider the resignation offer of any nominee for director who, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, and recommend to the Board of Directors the action it deems appropriate to be taken with respect to such offered resignation.

DIRECTOR COMPENSATION

FISCAL 2015 DIRECTOR COMPENSATION

The compensation paid by the Company to non-employee directors, for the fiscal year ended December 31, 2015 is summarized as follows:

Name(1) (a)	Fees earned or paid in cash (b)	Stock awards (2)(3) (c)		Option awards (2)(4) (d)	Non-equity incentive plan compensation (e)	Change in pension value and nonqualified deferred compensation earnings (f)	All other compensation (g)	Total (h)
Eric Brown	$62,000	$310,505		$—	$—	$—	$—	$372,505
Gill Cogan	58,500	339,835	(5)	—	—	—	—	398,330
Thomas Georgens	50,500	310,505		—	—	—	—	361,005
Richard Kashnow	61,500	310,505		—	—	—	—	372,005
Dan Maydan	53,500	310,505		—	—	—	—	364,005

(1)	Guy Gecht, the Company’s Chief Executive Officer and President is not included in this table as he is an employee of the Company, and thus he received no compensation for his services as director. The compensation received by Mr. Gecht for 2015 is shown in the Summary Compensation Table on page 38 of this Proxy Statement.
(2)	The amounts reported in the Stock Awards and Option Awards column represents the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standard Codification (“ASC”) 718, Stock Compensation, of equity-based awards granted to non-employee directors during 2015. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.

(3)	At December 31, 2015, the aggregate number of restricted stock units (“RSUs”) outstanding for each non-employee director was as follows:

Name	Total (#)
Eric Brown	8,000
Gill Cogan	8,700
Thomas Georgens	8,000
Richard Kashnow	8,000
Dan Maydan	8,000

(4)	At December 31, 2015, the aggregate number of option awards outstanding for each non-employee director was as follows:

Name	Vested (#)	Unvested (#)	Total (#)
Eric Brown	23,125	1,875	25,000
Gill Cogan	98,125	1,875	100,000
Thomas Georgens	98,125	1,875	100,000
Richard Kashnow	73,125	1,875	75,000
Dan Maydan	23,125	1,875	25,000

(5)	Includes the annual Board of Directors Chair retainer paid in the form of an RSU grant issued to Mr. Cogan.

Director Compensation Program

The compensation of non-employee directors is determined by the Board of Directors. Employee members of the Board of Directors currently receive compensation in connection with their employment with the Company and do not receive any additional compensation for service on the Board of Directors.

Cash Compensation.     Non-employee directors receive cash compensation in the form of annual retainers and attendance fees per meeting of the Board of Directors and the Board Committees. In addition, the chairpersons of the Board of Directors and the Board Committees receive a chairperson premium, as set forth below:

	Annual Retainer			Meeting Fees
	Chairperson		Member	In Person	Telephone
Board of Directors	$	*	$25,000	$2,000	$1,000
Audit Committee		10,000	10,000	1,000	500
Compensation Committee		5,000	5,000	1,000	500
Nominating and Governance Committee		5,000	5,000	1,000	500

*	The Board of Directors chair retainer is paid annually in the form of an RSU grant on the first trading day of the year calculated as $30,000 divided by the closing stock price on the trading day preceding the annual grant date. This RSU grant will vest in one installment on the first anniversary of the grant date, subject to the director’s continued service through the vesting date.

The Company reimburses each non-employee director for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of the Board Committees, subject to the director’s continued service through the vesting date.

Equity Compensation.     Equity awards may be granted to the non-employee directors under the Company’s stock incentive plans from time to time. Each non-employee director received an equity award grant of 6,500 RSUs on November 9, 2015. These RSUs vest in one installment on the first anniversary of the grant date.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, DIRECTOR INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Indemnification of Officers and Directors

As permitted under Delaware law, and pursuant to the Bylaws, the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and the indemnification agreements that the Company has entered into with its current and former executive officers, directors, and general counsel, the Company is required, subject to certain limited qualifications, to indemnify its executive officers, directors and general counsel for certain events or occurrences while the executive officer, director or general counsel is or was serving in such capacity at the Company’s request. The indemnification period covers all pertinent events and occurrences during the executive officer’s, director’s, or general counsel’s lifetime. The maximum potential amount of future payments the Company may be obligated to make under these indemnification agreements is unlimited; however, the Company has director and officer insurance coverage that limits its exposure and may enable the Company to recover a portion of any future amounts paid.

Related Party Transactions

The Audit Committee is responsible for reviewing and approving in advance any proposed related party transactions as defined under Item 404 of Regulation S-K during 2015. The obligation of the Audit Committee to review and approve in advance any proposed related party transaction is set forth in writing in the Charter of the Audit Committee. Further, the Company’s Code of Business Conduct and Ethics provides that the nature of all related party transactions must be fully disclosed to the Chief Financial Officer, and, if determined to be material by the Chief Financial Officer, the Audit Committee must review and approve in writing in advance such related party transactions.

The Company has previously entered into employment agreements with its named executive officers. These agreements are described below under “Employment Agreements.”

There were no other related party transactions as defined under Item 404 of Regulation S-K during 2015.

Director Independence

The Board of Directors has determined that each of the non-employee directors is independent and that each director who serves on each of its Board Committees is independent, as the term is defined by the applicable rules of the SEC and the NASDAQ Rules.

Leadership Structure

Effective June 2007, the Board of Directors separated the roles of Chief Executive Officer and Chairman of the Board. The Board of Directors believes that the designation of an independent Chairman of the Board facilitates processes and controls that support a strong and independently functioning Board of Directors and further strengthens the effectiveness of the Board of Directors’ decision-making and appropriate monitoring of both compliance and performance. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board presides at all meetings of the stockholders and the Board of Directors at which he or she is present; establishes the agenda for each Board of Directors meeting; sets a schedule of an annual agenda, to the extent foreseeable; calls and prepares the agenda for and presides over separate sessions of the independent directors; acts as a liaison between the independent directors and the Company’s management and performs such other powers and duties as may from time to time be assigned to him by the Board of Directors or as may be prescribed by the Company’s bylaws. The independent Chairman of the Board is designated by the Board of Directors. Mr. Cogan has served as our Chairman of the Board since June 2007. Because Mr. Cogan meets the criteria for independence established by NASDAQ, he also presides over separate meetings for the independent directors.

The Board of Directors regularly observes such independent directors separate meeting time. The Board of Directors will review from time to time the appropriateness of its leadership structure and implement any changes at it may deem necessary.

Risk Oversight

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s risk management function performed by independent Business Risk Services (“BRS”), under the leadership of a BRS director (the “BRS Director”). BRS is an independent assessment function, responsible for advising management and the Board of Directors, through its Audit Committee, on the Company’s system of internal controls and management of business risks. BRS assists management and the Audit Committee in fulfilling their control responsibilities by providing regular reports, based on BRS’ reviews, that address: (i) compliance with laws, regulations, and internal policies and procedures; (ii) reliability of financial reporting; and (iii) efficiency and effectiveness of operations. BRS fulfills its objectives by providing analyses, assessments, recommendations, advice, and information to the management or the Audit Committee, as the case may be.

Each year, BRS develops an annual project plan based on assessed business risks and aligned with the Company’s control objectives. BRS fulfills its responsibilities according to such annual project plan approved by the Audit Committee and reports on the results in the implementation of the plan at the meetings of the Audit Committee. Certain risks or policies are also discussed by the Board of Directors. While compensated by the Company, the BRS Director reports directly to the Chairman of the Company’s Audit Committee.

Stock Ownership

In February 2011, the Board of Directors adopted a stock ownership policy for the Company’s directors. The policy was adopted to further align the interests of our stockholders and directors. According to the policy, included in the Board of Directors’ Guidelines, directors are required to hold at least 10,000 shares of the Company’s common stock within three years of first becoming a director, and continue holding such required minimum as long as they continue serving as directors. In determining whether the stock ownership requirements are met, the Board of Directors shall take into account a director’s beneficial ownership, including shares of common stock held by the director, shares of common stock held in trust for the benefit of the director or his or her immediate family members, vested or unvested restricted stock and vested or unvested restricted stock units. Vested and unvested stock options are not taken into account in determining a director’s beneficial ownership. The Nominating and Governance Committee may extend in its discretion the deadline for attainment of such stock ownership level. As of March 28, 2016, all of our directors have met the stock ownership requirement.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Pursuant to the process established by the Board of Directors, stockholders who wish to communicate with any member (or all members) of the Board of Directors should send such communications via regular mail addressed to the Company’s Secretary, at Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555. The Secretary will review each such communication and forward it to the appropriate member or members of the Board of Directors as he deems appropriate.

The Company encourages its directors to attend the Annual Meeting. Five directors attended the Company’s last annual meeting.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and as set forth in this proxy statement (including the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and dynamic team of executives. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its stockholders.

The Compensation Discussion and Analysis, beginning on page 24 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2015 in more detail. Highlights of the program include:

•

Pay for Performance. Our executive compensation program is designed to pay for performance. For 2015, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 91% of the target total direct compensation for Mr. Gecht and approximately 88% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, target annual incentive award (excluding the “accelerator” bonus opportunity described below) and long-term equity awards based on the grant date fair value of the award as determined in accordance with ASC 718. No increases were made to executives’ base salaries for 2015.

•

Annual incentive compensation program is based entirely on objective, financial criteria—Our executive annual performance-based incentive compensation program is intended to encourage our named executive officers to focus on specific short-term goals that are important to our success, and which correlate to the long-term goals and strategy of the Company. Our executives’ annual awards are determined based on objective, financial performance criteria. The performance measures used to determine the payment of awards were Company-wide revenue (as determined under generally accepted accounting principles, or “GAAP”) and non-GAAP operating income. These measures were chosen because they align with our annual operating plan and encourage our executives to make decisions that are in the best long-term interests of the Company and our stockholders. The awards payable under our annual incentive compensation program are subject to a maximum payout.

•

Our incentive compensation program is denominated entirely in shares of our stock to further align interests of executives with those of shareholders—Awards under the fiscal year 2015 incentive compensation program consisted of two incentive compensation opportunities: one for achieving targeted levels of performance (“Target” bonus opportunity) and another for achieving above-target levels of performance (“accelerator” bonus opportunity). Both of these opportunities were granted in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders.

•

Incentive compensation performance achievement was between threshold and target—Consistent with our pay for performance philosophy, as described in more detail below, the Compensation Committee determined that the Company’s performance during 2015 was between the threshold and target levels for vesting of the RSUs tied to the Target bonus opportunity (although both our revenue and non-GAAP operating income levels increased in 2015 compared with 2014 levels). Accordingly, the Target RSUs vested as to 61.5% of the units subject to the awards, and no portion of the accelerator RSUs vested.

•

Two-thirds of 2015 long-term incentive awards were performance based—Annual equity awards to our named executive officers under our long-term equity incentive program in 2015 consisted of restricted stock units (“RSUs”) with approximately two-thirds of the RSUs subject to both performance-based and time-based vesting conditions (“performance-based RSUs”) and approximately one-third of the RSUs subject to time-based vesting conditions (“time-based RSUs”). The performance-based RSUs granted under our long-term equity program generally vest based on the achievement of Company-wide revenue (as determined under GAAP) and non-GAAP operating margin targets for three four-quarter periods prior to December 31, 2018, in addition to continued employment requirements. These awards are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. The time-based RSUs provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because both the time-based RSUs and the performance-based RSUs will generally remain outstanding for a period of years, they also help ensure that executives always have significant value tied to delivering long-term stockholder value.

•

Promotion grant for Mr. Olin was 75% performance-based— The Compensation Committee also approved an equity grant to Mr. Olin in April 2015 in connection with his appointment as our Chief Financial Officer that consisted 75% of performance-based RSUs and 25% of time-based RSUs. The performance grant is tied to achievement of pre-established stock price targets within a specified time period to further align Mr. Olin’s interests with those of our stockholders.

•

The Company has no tax gross-up provisions in its agreements with its executive officers—The Committee believes that it is not in the best interests of shareholders to provide tax gross-up benefits to executives.

•

We have a clawback policy—The policy provides that the Company may recover performance-based compensation paid to executive officers in connection with a restatement of the Company’s financial results.

•

We maintain executive stock ownership guidelines—The guidelines provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary. As of March 28, 2016, Mr. Gecht owned approximately 1.2% of the Company’s outstanding common stock, which far exceeds his required ownership level, and which the Company believes significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2015, the Company achieved record revenue, growing to approximately $883 million, which represented an increase of approximately $93 million or 12% growth over the prior year.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, our Board of Directors will request your advisory vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables) is hereby approved.

Vote Required

The approval of the executive compensation requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting. As an advisory vote, this proposal is not binding on the Company. However, the Compensation

Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Our current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2017 annual meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” approval of the executive compensation.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 is not required by law, by the NASDAQ Rules, or by the Certificate of Incorporation or Bylaws. However, the Board of Directors is submitting the selection of Deloitte to the Company’s stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Company may appoint a different independent registered public accounting firm during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

During the fiscal years ended December 31, 2015 and 2014, Deloitte provided various audit, audit related, and non-audit services as follows (in thousands):

	2015	2014
Audit fees(a)	$1,788	$1,386
Audit-related fees(b)	662	287
Tax fees(c) including:
Tax compliance	707	570
Tax consulting	745	1,067
All other fees(d)	2	88

Total	$3,904	$3,398

(a)	Audit fees consist of aggregate fees incurred for professional services rendered for the audit of the Company’s consolidated financial statements included in annual SEC filings and reports, review of interim consolidated financial statements, and the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.
(b)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services primarily include acquisition-related due diligence services and audit procedures related to our acquisitions.
(c)	Tax fees include:
•	Tax compliance consisting of fees billed for professional services for tax compliance, the preparation of original and amended tax returns and refund claims, and tax planning.
•	Tax consulting consists of tax advice and tax planning. These services include tax assistance regarding mergers and acquisitions.
(d)	All other fees consist of accounting research tools in 2015 and consulting services not related to audit, financial reporting, or tax matters provided prior to being engaged as the Company’s independent registered public accounting firm in 2014.

The Audit Committee is responsible for pre-approving audit and non-audit services to be provided to the Company by the independent registered public accounting firm (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). In this regard, the Audit Committee has the sole authority to approve the employment of the independent registered public accounting firm, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent registered public accounting firm.

The Audit Committee has considered whether provision of the services described in sections (b), (c), and (d), above is compatible with maintaining the independent registered public accounting firm’s independence and has determined that such services have not adversely affected Deloitte’s independence. All of the services of each of (b), (c), and (d) were pre-approved by the Audit Committee.

Representatives of Deloitte are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Changes to the Independent Registered Public Accounting Firm

After considering proposals from several firms including PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), on March 27, 2014, the Audit Committee dismissed PricewaterhouseCoopers as the Company’s independent registered public accounting firm and approved the selection of Deloitte to serve in this role for the fiscal year ending December 31, 2014, and engaged Deloitte as of April 2, 2014.

During the Company’s fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through April 2, 2014, neither the Company, nor anyone acting on its behalf, consulted Deloitte regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on the Company’s financial statements, and Deloitte did not provide any written report or oral advice that Deloitte concluded was an important factor considered by the Company in reaching a decision as any such accounting, auditing, or financial reporting issue; or (3) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2013 and 2012 and the subsequent interim period through March 27, 2014, there were: (1) no disagreements as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused it to make reference thereto in its reports on the Company’s financial statements for such years; and (2) no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K. PricewaterhouseCoopers’ audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of PricewaterhouseCoopers on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports on the effectiveness of internal control over financial reporting as of December 31, 2013 and December 31, 2012 contained an explanatory paragraph due to the exclusion of certain elements of the internal control over financial reporting of all the Company’s acquisitions which closed in 2013 and 2012, respectively.

Vote Required

The ratification of the selection of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon, at the Annual Meeting.

Recommendation of the Board of Directors

The Company’s Board of Directors recommends a vote “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Proxies received by the Company will be voted “FOR” this proposal unless the stockholder specifies otherwise in the proxy.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of common stock as of March 28, 2016 by: (1) each of the Company’s current directors; (2) each of the named executive officers listed in the Summary Compensation Table for 2015 on page 38 of this Proxy Statement (collectively, the Company’s “named executive officers”); (3) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock based upon Schedules 13G, filed with the SEC; and (4) all of the Company’s directors and executive officers as a group. As of March 28, 2016, there were 47,188,521 shares of common stock outstanding.

Shares of common stock subject to options or other rights that are currently exercisable or exercisable within 60 days of March 28, 2016 are considered outstanding and beneficially owned by the person holding the options or other rights for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Electronics For Imaging, Inc., 6750 Dumbarton Circle, Fremont, California 94555.

	Common stock
Name of beneficial owner(1)	Number of shares	Percentage owned
BlackRock, Inc.(2)	4,551,340	9.65
55 East 52nd Street
New York NY 10055
Cadian Capital Management, LP(3)	2,562,079	5.43
535 Madison Avenue
36th Floor
New York NY 10022
FMR, LLC(4)	3,622,182	7.68
245 Summer Street
Boston MA 02110
Neuberger Berman Group LLC(5)	2,639,452	5.59
605 Third Avenue
New York, NY 10158
The Vanguard Group, Inc.(6)	3,642,926	7.72
100 Vanguard Blvd.
Malvern PA 19355
Guy Gecht(7)	584,834	1.23
Gill Cogan(8)	115,280	*
Dan Maydan(9)	22,810	*
Thomas Georgens(10)	135,500	*
Richard Kashnow(11)	84,500	*
Eric Brown(12)	41,875	*
Marc Olin(13)	80,086	*

All current executive officers and directors as a group (7 persons) (14)	1,064,885	2.24%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders on Schedules 13G and Forms 4 filed with the SEC as of March 28, 2016. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 47,188,521 shares outstanding on March 28, 2016, adjusted as required by rules promulgated by the SEC.
(2)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 10, 2016, by BlackRock, Inc. BlackRock, Inc. has sole voting power as to 4,449,922 shares of common stock and sole dispositive power over 4,551,340 shares of common stock.
(3)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 12, 2016, by Cadian Capital Management, LP (“Cadian”). Cadian has voting and power as to 2,562,079 shares of common stock that is shared with Cadian Capital Management GP, LLC and Eric Bannasch.
(4)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 12, 2016, by FMR, LLC. Fidelity Management & Research Company (“FMRC”), a wholly-owned subsidiary of FMR, LLC. As an investment adviser to various investment companies, FMRC has sole voting power as to 1,162,018 shares of common stock and sole dispositive power over 3,622,182 shares of common stock owned directly by the various investment companies.
(5)	Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 9, 2016, by Neuberger Berman Group LLC (“NBG”) and Neuberger Berman Investment Advisers LLC (“NBIA”), which share voting and dispositive power as to 2,639,452 shares of common stock. NBG may be deemed to be the beneficial owner of the shares because certain affiliated persons have shared power to retain, dispose of and vote the shares. In addition to the holdings of individual advisory clients, NBIA serves as investment manager of NBG’s various registered mutual funds holding such shares.
(6)	Beneficial ownership information is based on information contained in Schedule 13G, as amended, filed with the SEC on February 11, 2016, by The Vanguard Group, Inc. (“VGI”). VGI, as the parent company of Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”) may be deemed to beneficially own the shares held by VFTC and VIA. VFTC is the beneficial owner as to 100,717 shares of common stock as a result of serving as investment manager of collective trust accounts and VIA is the beneficial owner as to 5,400 shares of common stock as a result of serving as investment manager of Australian investment offerings. According to the Schedule 13G, as amended, VGI has sole voting power over 103,617 shares of common stock to and sole dispositive power as to 3,539,709 shares of common stock. VGI has shared voting power over 2,500 shares of common stock and shared dispositive power as to 103,217 shares of common stock. VGI, together with VFTC and VIA, beneficially own 3,642,926 shares of common stock.
(7)	Includes 169,908 shares of common stock issuable upon the exercise of options granted to Mr. Gecht under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.
(8)	Includes 78,727 shares of common stock issuable upon the exercise of options granted to Mr. Cogan under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.
(9)	Mr. Maydan does not hold any options, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.
(10)	Includes 100,000 shares of common stock issuable upon the exercise of options granted to Mr. Georgens under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.
(11)	Includes 75,000 shares of common stock issuable upon the exercise of options granted to Mr. Kashnow under the 2009 equity incentive plans, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.
(12)	Includes 4,375 shares of common stock issuable upon the exercise of options granted to Mr. Brown under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.

(13)	Mr. Olin does not hold any options, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.
(14)	Includes an aggregate of 428,010 shares of common stock issuable upon the exercise of options granted to executive officers and directors collectively under the 2009 equity incentive plan, which are currently exercisable and/or exercisable within 60 days of March 28, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of security ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us, the following officers and directors failed to file certain reports required by Section 16(a) of the Exchange Act on a timely basis.

EXECUTIVE OFFICERS

The following table lists certain information regarding the Company’s executive officers as of March 28, 2016:

Name	Age	Position
Guy Gecht	50	Chief Executive Officer
Marc Olin	51	Chief Financial Officer

Mr. Gecht was appointed Chief Executive Officer of the Company on January 1, 2000 and was also appointed President of the Company on May 11, 2012, a position he previously held from July 1999 to January 2000. From January 1999 to July 1999, he was Vice President and General Manager of Fiery products of the Company. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company, and from 1990 to 1991, he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht currently serves as a member of the board of directors, audit committee and compensation committee of Check Point Software Technologies Ltd., a global information technology security company, listed on the NASDAQ Global Select Market. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Olin was appointed Chief Financial Officer of the Company in April 2015. Previously he served as Chief Operating Officer of the Company from January 2014 until April 2015. From January 2015 to April 2015, Mr. Olin served as our Interim Chief Financial Officer, and from September 2013 until January 15, 2014, Mr. Olin also served as our Interim Chief Financial Officer. Mr. Olin joined the Company in 2003 when the Company acquired Printcafe Software. Since 2003, Mr. Olin has served in various roles at the Company, most recently, since 2006, as Senior Vice President and General Manager of EFI Productivity Software. Mr. Olin holds a B.S. in Graphic Communications Management and Applied Mathematics from Carnegie Mellon University.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections of this proxy statement describe the Company’s compensation arrangements with its named executive officers (below also referred to as the “executives”), who, for fiscal year 2015, included Guy Gecht, Chief Executive Officer and President, and Marc Olin, Chief Financial Officer. Under SEC rules, David Reeder, who resigned as our Chief Financial Officer effective January 9, 2015, is also included in our “Summary Compensation Table” below as a named executive officer. However, references to our “named executive officers” in this Compensation Discussion and Analysis generally do not include Mr. Reeder unless otherwise stated.

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the named executive officers. The Compensation Committee believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders

The compensation of the named executive officers consists primarily of three elements—a base salary, an annual incentive program and long-term equity awards—that are designed to reward executives for performance and to promote retention among our executive team.

This Compensation Discussion and Analysis describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2015. Highlights of the program include:

•

Pay for Performance. Our executive compensation program is designed to pay for performance. For 2015, the vast majority of the target total direct compensation for our named executive officers was in the form of incentive compensation with approximately 91% of the target total direct compensation for Mr. Gecht and approximately 88% for Mr. Olin being in the form of incentive compensation tied to the achievement of specific financial performance goals and/or our stock price. For these purposes, “total direct compensation” consists of the executive’s base salary, target annual incentive award (excluding the “accelerator” bonus opportunity described below) and long-term equity awards based on the grant date fair value of the award as determined in accordance with ASC 718. No increases were made to executives’ base salaries for 2015.

•

Annual incentive compensation program is based entirely on objective, financial criteria—Our executive annual performance-based incentive compensation program is intended to encourage our named executive officers to focus on specific short-term goals that are important to our success, and which correlate to the long-term goals and strategy of the Company. Our executives’ annual awards are determined based on objective, financial performance criteria. The performance measures used to determine the payment of awards were Company-wide revenue (as determined under generally accepted accounting principles, or “GAAP”) and non-GAAP operating income. These measures were chosen because they align with our annual operating plan and encourage our executives to make decisions that are in the best long-term interests of the Company and our stockholders. The awards payable under our annual incentive compensation program are subject to a maximum payout.

•

Our incentive compensation program is denominated entirely in shares of our stock to further align interests of executives with those of shareholders—Awards under the fiscal year 2015 incentive compensation program consisted of two incentive compensation opportunities: one for achieving targeted levels of performance (“Target” bonus opportunity) and another for achieving above-target levels of performance (“accelerator” bonus opportunity). Both of these incentive compensation opportunities were granted in the form of performance-based restricted stock unit awards that help further align named executive officers’ interests with those of our stockholders.

•

Incentive compensation performance achievement was between threshold and target—Consistent with our pay for performance philosophy, as described in more detail below, the Compensation Committee determined that the Company’s performance during 2015 was between the threshold and target levels for vesting of the RSUs tied to the Target bonus opportunity (although both our revenue and non-GAAP operating income levels increased in 2015 compared with 2014 levels). Accordingly, the Target RSUs vested as to 61.5% of the units subject to the awards, and no portion of the accelerator RSUs vested.

•

Two-thirds of 2015 long-term incentive awards were performance based—Annual equity awards to our named executive officers under our long-term equity incentive program in 2015 consisted of restricted stock units (“RSUs”) with approximately two-thirds of the RSUs subject to both performance-based and time-based vesting conditions (“performance-based RSUs”) and approximately one-third of the RSUs subject to time-based vesting conditions (“time-based RSUs”). The performance-based RSUs granted under our long-term equity program generally vest based on the achievement of Company-wide revenue (as determined under GAAP) and non-GAAP operating margin targets for three four-quarter periods prior to December 31, 2018, in addition to continued employment requirements. These awards are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. The time-based RSUs provide an additional retention incentive for our executives as they are subject to three-year vesting schedules. Because both the time-based RSUs and the performance-based RSUs will generally remain outstanding for a period of years, they also help ensure that executives always have significant value tied to delivering long-term stockholder value.

•

Promotion grant for Mr. Olin was 75% performance-based—The Compensation Committee also approved an equity grant to Mr. Olin in April 2015 in connection with his appointment as our Chief Financial Officer that consisted 75% of performance-based RSUs and 25% of time-based RSUs. The performance grant is tied to achievement of pre-established stock price targets within a specified time period to further align Mr. Olin’s interests with those of our stockholders.

•

The Company has no tax gross-up provisions in its agreements with its executive officers—The Committee believes that it is not in the best interests of shareholders to provide tax gross-up benefits to executives.

•	We have a clawback policy—The policy provides that the Company may recover performance-based compensation paid to executive officers in connection with a restatement of the Company’s financial results

•

We maintain executive stock ownership guidelines—The guidelines provide that the Company’s chief executive officer should own Company shares with a value of at least five times his base salary. As of March 28, 2016, Mr. Gecht owned approximately 1.2% of the Company’s outstanding common stock, which far exceeds his required ownership level and which the Company believes significantly aligns his interests with the stockholders’ interests.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its financial performance. In 2015, the Company achieved record revenue, growing to approximately $883 million, which represented an increase of approximately $92 million or 12% growth over the prior year. As described below, revenue is one of the metrics used to measure the Company’s performance for purposes of the executives’ annual incentive compensation program and performance-based long-term incentive awards.

Compensation Objectives and Philosophy

The Company’s executive compensation programs are designed to achieve the following key objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Align compensation with the Company’s corporate strategies, business and financial objectives and the long-term interests of the Company’s stockholders;

•	Create incentives to achieve key strategic and financial performance goals of the Company by linking executive incentive award opportunities to the achievement of these goals; and

•	Help ensure that the total compensation is fair, reasonable and competitive.

The Compensation Committee of the Board of Directors

The Compensation Committee has responsibility for approving and evaluating matters relating to the overall compensation philosophy, compensation plans, policies and programs of the Company. This includes periodically reviewing and approving the Company’s named executive officers’ annual base salaries, incentive compensation programs, equity compensation, employment agreements, severance arrangements, change in control agreements or provisions, as well as any other benefits or compensation arrangements for the named executive officers. In certain circumstances, the Compensation Committee may solicit input from the full Board of Directors before making final decisions relating to compensation of the named executive officers. In fulfilling its responsibilities, the Compensation Committee may consider, among other things, industry and general practices, benchmark data and marketplace developments.

Role of Management in Assisting Compensation Decisions

Members of the executive management team of the Company, such as the named executive officers, the Vice President of Human Resources and the General Counsel (“Executive Management”), provide administrative assistance and support for the Compensation Committee from time to time. Executive Management provides recommendations and information to the Compensation Committee to consider, analyze and review in connection with compensation proposals for the named executive officers. Executive Management does not have any final decision-making authority in regards to named executive officer compensation. The Compensation Committee reviews any recommendations and information provided by Executive Management and approves the final executive compensation package.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in May 2015, approximately 78% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Although the Company would like to see a greater level of support for its executive compensation program, the Company believes that stockholders generally approve of the program, and in recent years, the Company has adopted a number of features (such as granting its executives’ annual incentive compensation opportunities entirely in the form of equity awards, strengthening its executive stock ownership guidelines and adopting a clawback policy) that it believes have improved the program and are generally favored by stockholders. The Company values the views expressed by its stockholders, and the Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Use of Outside Advisors

The Compensation Committee may use consultants to assist in the evaluation of compensation for the named executive officers. The Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to perform these services. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting, or other advisers.

The Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its independent compensation consultant to provide information, analyses, and advice regarding executive and director compensation. For 2015, Mercer also assisted the Compensation Committee in its assessment of the potential relationship between the Company’s compensation program and risk-taking by management. For more information, see the “Compensation Risk Assessment” section on page 45 of this Proxy Statement.

In the course of conducting its activities, Mercer attended meetings of the Compensation Committee and presented its findings and recommendations for discussion. During the course of the year, Mercer worked with management to obtain and validate data, review materials and recommend potential changes. Mercer invoiced the Company for approximately $84,000 in fees in connection with the Compensation Committee’s determination of a variety of components of executive and board of director compensation during fiscal year 2015. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. In 2015, other Mercer business segments received fees from the Company of approximately $49,000, which was primarily related to benefits and other compensation consulting services. The decision to engage Mercer to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. The Compensation Committee has reviewed the other services provided by Mercer and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Compensation Committee considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, Mercer and all other affiliates of MMC provided no services to the Company during 2015;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2015 represented (or are reasonably certain to represent) less than 1% of MMC’s total revenue for 2015;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer, or other MMC affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Review of External Compensation Data

The Compensation Committee does not set compensation levels at any specific level or percentile against the peer group (i.e., the Compensation Committee does not “benchmark” compensation at any particular levels relative to these companies). However, the Compensation Committee periodically reviews market compensation levels to inform its decision-making process and to determine whether the total compensation opportunities for the Company’s named executive officers are appropriate in light of factors such as the compensation arrangements for similarly situated executives in the market, and may make adjustments when the Compensation Committee determines they are appropriate.

Historically, the Compensation Committee, with assistance from Mercer, has used a peer group of companies each year to provide a basis of comparison for the Company’s executive compensation programs. The peer group is determined based generally on the following criteria:

•	U.S. publicly traded companies;

•	Companies of comparable size with revenue within a range of approximately 0.5 to 2 times the Company’s revenue;

•	Companies in technology-related industries: Communications Equipment, Computer Storage & Peripherals, Computer Hardware, Electronic Equipment and Instruments, and Systems Software; and

•	Companies with similar business models and characteristics: business to business sales, manufacturing capabilities, software products and/or integrated solutions/services.

Our 2015 peer group consisted of the following companies:

3D Systems Corporation	Netgear, Inc.
Cirrus Logic Inc.	QLogic Corporation
Commvault Systems, Inc.	Quantum Corporation
Emulex Corporation	Silicon Graphics International Corporation
F5 Networks, Inc.	Synaptics, Inc.
Finisar Corporation	Zebra Technologies Corporation
Fortinet Inc.

In reviewing the peer group for 2015, Aruba Networks Inc. was removed because of its acquisition during the year. No other changes were made to the peer group that had been used for 2014. At the time the peer group was selected, the Company ranked above the median in market capitalization and number of employees, and slightly below the median in revenue.

New Employment Agreements

In April 2015, Mr. Olin, who had been serving as our Interim Chief Financial Officer, was appointed as our Chief Financial Officer. In connection with this appointment, the Company entered into a new employment agreement with Mr. Olin that set forth the terms of his new compensation arrangements, including new equity grants. These compensation arrangements were negotiated with Mr. Olin and are described in detail below in the applicable sections of this Compensation Discussion and Analysis. In approving the arrangements, the Compensation Committee considered, in its judgment, the Company’s compensation philosophy, the competitive market for talent and internal pay equity at the Company.

Executive Compensation Elements

For the 2015 fiscal year, the principal elements or components of compensation for the named executive officers were: (1) base salary; (2) short-term incentives; and (3) long-term incentives.

In determining each element of executive compensation, the Compensation Committee considers a number of factors, such as the executive’s employment experience, individual performance during the year, potential to enhance long-term stockholder value, compensation history and prior equity awards, as well as the Company’s performance, executive compensation trends, and current compensation levels and types within the peer group. Since there are no fixed policies regarding the amount and allocation for each element of executive compensation, the determination and composition of total compensation is up to the discretion of the

Compensation Committee and is decided in its judgment. However, the amounts paid out under our incentive-based programs are determined based on the Company’s achievement of quantitative performance goals as discussed in greater detail below.

The difference in the levels of compensation between the named executive officers reflects consideration of the executive’s roles and responsibilities, the executive’s tenure with the Company as well as the other factors mentioned above. The Compensation Committee considers the value of an individual’s entire compensation package when establishing the appropriate levels of compensation for each element.

Base Salary

The Company provides the named executive officers with a fixed, annual base salary. In setting base salaries for the named executive officers, the Compensation Committee considers a number of factors, including the executive’s prior salary history, current compensation levels, and performance. In addition, the Compensation Committee considers Company performance and marketplace competitiveness for similarly situated named executive officers. There are no formulaic increases; instead, the Compensation Committee exercises its judgment and discretion when determining and approving increases to the annual base salary of each named executive officer.

In January 2014, the Compensation Committee reviewed the base salary level for Mr. Gecht and Mr. Olin. Mr. Gecht recommended, and the Compensation Committee approved, that the base salary for each named executive officer for 2015 would remain at the same levels as 2014. Accordingly, Mr. Gecht’s base salary remained at $620,000 (the same level as his salary has been each year since 2011), and Mr. Olin’s base salary remained at $310,000 (the level established in January 2014 upon his appointment as Chief Operating Officer). The Compensation Committee considered the base salary levels for each of the named executive officers to be appropriate in light of each executive’s experience and responsibilities with the Company.

Short-Term Incentive Compensation

The Company believes that a significant portion of executive compensation should be directly related to the Company’s overall financial performance, stock price performance and other relevant financial factors that affect stockholder value. Accordingly, the Company sets goals designed to link executive compensation to the Company’s overall performance. The executive annual incentive program allows named executive officers to receive short-term incentive compensation if specified corporate performance measures are achieved. Payments under the annual incentive program are contingent upon the executive’s continued employment, subject to the terms of his employment agreement, and are determined by the Compensation Committee based on performance against the pre-established goals. The Compensation Committee believes that the annual incentive compensation opportunities provide an incentive that motivates and rewards executives to achieve specific financial objectives.

The target short-term incentive for each named executive officer is calculated as a percentage of his base salary. The Compensation Committee sets these individual targets in its judgment based on its review of the executive’s total compensation package, compensation levels at the peer group companies and emerging executive compensation trends, as well as its assessment of the executive’s past and expected future contributions.

In February 2015, the Compensation Committee approved the 2015 performance-based equity incentive compensation program (the “2015 Program”) for the named executive officers and established their target short-term incentive opportunities under the program as set forth below. These target incentive compensation amounts remained unchanged from the prior fiscal year.

Named Executive Officer	Target Annual Incentive (Percentage of Base Salary)
Guy Gecht	105%
Marc Olin	70%

Under the 2015 Program, each of the named executive officers was eligible to receive incentive compensation payable in shares of the Company’s common stock, subject to achievement by the Company of certain financial performance objectives established by the Compensation Committee, as described below. In executing the program, the Compensation Committee approved grants of performance-based RSU awards in February 2015 to each of the named executive officers (referred to in this discussion as “Target RSUs”). Fifty percent of each executive’s Target RSU award was eligible to vest based on the Company’s non-GAAP operating income for 2015 relative to the performance target established by the Compensation Committee, and the remaining fifty percent of the award was eligible to vest based on the Company’s revenue (as determined under GAAP) relative to the performance target. However, in each case, the vesting of the Target RSU awards was also contingent on the Company’s achieving a minimum threshold for non-GAAP operating income for 2015 determined by the Compensation Committee. The purpose of this operating income threshold was to ensure sufficient profitability before providing for payouts based on revenue.

In addition to the Target RSU awards described above, each named executive officer was provided with an opportunity to receive an “accelerator” bonus if both the Company’s revenue and non-GAAP operating income for 2015 exceeded the performance targets established by the Compensation Committee for the Target RSU awards. The accelerator bonus awards were also granted in February 2015 in the form of RSUs (referred to in this discussion as “accelerator RSUs”) payable in shares of the Company’s common stock if the applicable performance goals were achieved. As with the Target RSUs, vesting of the accelerator RSUs was based 50% on the Company’s non-GAAP operating income for 2015 and 50% on the Company’s revenue (as determined under GAAP) for 2015. The performance targets for the accelerator shares exceeded the corresponding performance targets established for the Target RSUs.

For each named executive officer’s Target RSU awards, the number of RSUs subject to the award was determined by dividing the executive’s target incentive amount (the target annual incentive percentage as set forth in the table above multiplied by the executive’s annual base salary) by the Company’s closing stock price on January 30, 2015. The number of RSUs subject to each named executive’s officer’s accelerator RSU award was also determined by dividing the executive’s target incentive amount (the target annual incentive percentage as set forth in the table above multiplied by the executive’s annual base salary) by the Company’s closing stock price on January 30, 2015. Accordingly, the executive could vest in the number of Target RSUs (determined based on 100% of his target annual incentive) for achievement of the targeted levels of performance, and up to two times that amount (taking both the Target RSUs and accelerator RSUs into account) for performance at the maximum levels. Vesting of each award was also subject to the executive’s continued employment with the Company through the vesting date. The maximum number of RSUs that may vest under each time-based RSU award and under each accelerator RSU award is 100% of the units subject to the award.

In determining that both the Target and the accelerator components of the 2015 Program would be structured as awards of RSUs, the Compensation Committee intended to provide a further link between our executives’ incentive compensation and the value created for our stockholders. The Compensation Committee selected revenue and non-GAAP operating income as the performance measures for the 2015 Program to create further incentives for management to focus on the Company’s revenue growth and profitability because the Compensation Committee believes these metrics are key to the Company’s long-term growth and success. For these purposes, non-GAAP operating income is defined as operating income determined in accordance with GAAP and adjusted to remove the impact of the amortization of intangibles, acquisition-related transaction costs, contingent consideration, stock-based compensation expense, litigation settlement charges, restructuring-related and other charges and gains, and foreign currency adjustments. These adjustments are specified in Unaudited Non-GAAP Financial Information section of the Company’s annual and quarterly reports filed with the SEC for the applicable fiscal period. The Compensation Committee believes that these adjustments to operating income are appropriate for purposes of our incentive programs and produce a better measure of the executives’ impact on the ongoing operating performance of the Company over the corresponding year.

The performance targets selected by the Compensation Committee for the awards under the 2015 Program were based on the Company’s operating plan, which was approved by the Board of Directors. For each metric, the 2015 threshold performance level for the Target RSUs is significantly greater than the Company’s actual performance level in 2014 as determined for purposes of our 2014 incentive compensation program awards, and the target performance level for the Target RSUs (which is also the threshold performance level for the accelerator RSUs) is significantly higher than these 2014 performance levels.

The threshold and target performance levels for each of the Target RSUs and the accelerator RSUs under the 2015 Program are set forth in the table below.

		Base Program		Accelerator
Metrics	Weighting	Threshold	Target	Threshold	Target
Revenue (in millions)	50%	$790.0	$850.0	$850.0	$900.0
(% of program component earned)	—	0%	100%	0%	100%
Non-GAAP operating income (in millions)	50%	$115.0	$134.0	$134.0	$145.0
(% of program component earned)	—	0%	100%	0%	100%

With respect to the Target RSUs the minimum threshold for non-GAAP operating income for 2015 established by the Compensation Committee was $115 million. None of the RSUs granted under the 2015 Program would vest if this minimum threshold for non-GAAP operating income was not achieved, and none of the RSUs that were tied to revenue would vest if the minimum threshold for revenue set forth above was not achieved. If the minimum threshold level for non-GAAP operating income was achieved, the Target RSUs related to non-GAAP income would vest with respect to between 0% and 100% of the units, with 0% of the units vesting at the “Target RSU Threshold” level for non-GAAP operating income in the table above and with the vesting increasing on a pro-rata basis up to 100% of the units vesting if the “Target” level for non-GAAP operating income in the table above were met or exceeded. If the minimum threshold level for both non-GAAP operating income and revenue was achieved, the Target RSUs related to revenue would vest with respect to between 0% and 100% of the units, with 0% of the units vesting at the “Target RSU Threshold” level for revenue in the table above and with the vesting increasing on a pro-rata basis up to 100% of the units vesting if the “Target” level for revenue in the table above were met or exceeded. With respect to the accelerator RSUs, no portion of the award would vest unless the Company met or exceeded the “Target” levels for both revenue and non-GAAP operating income set forth above. If both of these “Target” levels were exceeded, between 0% and 100% of the accelerator RSUs allocated to each performance metric would vest, with the portion of the accelerator RSUs allocated to a performance metric that vest being interpolated pro-rata on a straight-line basis between 0% for achievement of the “Target” level and 100% for achievement of the “Accelerator RSU Target (Maximum)” level.

In determining whether performance targets have been achieved, the Company’s performance results were adjusted as follows: (a) bookings achieved in 2015 and revenue deferred from 2015 into a subsequent reporting period were included in the calculation; and (b) revenue and operating income from each acquisition completed during 2015 was also included in the calculation to the extent that such revenue and operating income were generated through sales by Company sales channels existing prior to the completion of each such acquisition. The Compensation Committee believed these adjustments were appropriate to more accurately reflect the Company’s performance during the fiscal year. In February 2016, the Compensation Committee reviewed the Company’s total 2015 fiscal year revenue and non-GAAP operating income and determined that although the Company had achieved record GAAP revenue for 2015, the Company’s performance achievement was between the Threshold and Target performance levels for both measures for the Target RSU awards as identified in the above table. For purposes of the 2015 Program, the Company’s 2015 revenue was $829.0 million as compared to approximately $883 million as determined under GAAP and the Company’s non-GAAP operating income was $126.1 million as compared to non-GAAP operating income of approximately $128.2 million as [reflected] in the Unaudited Non-GAAP Financial Information section of the Company’s Report on Form 10-K for the year ended December 31, 2015.

Accordingly, the Compensation Committee determined that approximately 61.5% of the Target RSUs granted to each of Messrs. Gecht and Olin under the 2015 Program (approximately 65% as to the revenue component of these awards and approximately 58% as to the non-GAAP operating income component of the awards) had vested and that no portion of the accelerator RSUs granted under the program had vested.

Long-Term Equity Incentive Program

The Company believes that equity ownership is important to closely align the interests of named executive officers with those of Company stockholders and thereby promote incentives to achieve sustained, long-term revenue growth, profitability and creation of stockholder value. For 2015, as in prior years, approximately two-thirds of each named executive officer’s annual equity award is in the form of performance-based RSUs that vest based upon the Company’s achievement of pre-established financial goals. We believe these performance-based RSUs create additional incentives for executives to achieve goals considered important to the Company’s long-term growth and success. In order to provide an incentive for continued employment, the vesting of performance-based RSUs is subject to the executive’s continued employment through the time the applicable performance goals are achieved. Time-based RSUs, which vest based on continued employment (typically over a three-year vesting schedule), are included in the equity award mix to provide an enhanced retention incentive since these awards are not subject to the risks of performance-based vesting conditions.

The Compensation Committee determines the value of each executive’s equity award in its judgment, taking into consideration its subjective assessment of the executive’s individual performance, the retention value of these grants and the executives’ prior long-term equity incentive grants, certain equity award and total direct compensation data provided by Mercer based on comparisons against similarly situated executives with the peer companies, the number of shares remaining under the Company’s 2009 Equity Incentive Award Plan (the “2009 Equity Plan”), the dilutive impact of equity award grants and the Company’s philosophy that long-term equity incentives should constitute a substantial portion of each executive’s total direct compensation.

2015 Awards

Annual Equity Grants.    In September 2015, the Compensation Committee approved the grant of performance-based and time-based RSU awards to each of our named executive officers as set forth in the following table:

Type of Security	Vesting Schedule
Performance-Based RSU (2/3 of total annual equity award)

This award will vest as follows:

•    One-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2016, the Company achieves revenue (as determined under GAAP) of at least $1 billion (with at least 5% growth in revenue from businesses acquired prior to the immediately preceding four-quarter period) and non-GAAP operating margin of at least 15%.

•    One-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2017, the Company achieves revenue of at least $1.1 billion (with at least 5% growth in revenue from businesses acquired prior to the immediately preceding four-quarter period) and non-GAAP operating margin of at least 15%.

•    One-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the fourth quarter of fiscal year 2018, the Company achieves revenue of at least $1.2 billion (with at least 5% growth in revenue from businesses acquired prior to the immediately preceding four-quarter period) and non-GAAP operating margin of at least 15%.

•    These revenue goals represent a significant increase over the Company’s fiscal year 2014 GAAP revenue of $790 million.

Type of Security	Vesting Schedule

•    For purposes of these awards, “non-GAAP operating margin” is defined as gross profit determined in accordance with GAAP and adjusted to remove the impact of stock-based compensation expense, restructuring-related costs, and foreign currency adjustments. These adjustments are specified in Unaudited Non-GAAP Financial Information section of the Company’s annual and quarterly reports filed with the SEC for the applicable fiscal period. The Compensation Committee believes that these adjustments to operating income are appropriate for purposes of our incentive programs and produce a better measure of the executives’ impact on the ongoing operating performance of the Company over the corresponding year.

•    The vesting of each portion of the performance-based RSUs is also subject to the executive’s continued employment through the vesting date.

Time-Based RSU (1/3 of total annual equity award)	Vests in three equal annual installments commencing on the one-year anniversary of the grant date, subject to the executive’s continued employment through the vesting date.

The Compensation Committee believes that each of the equity grants made to the named executive officers in 2015 help to further align the interests of executives with those of our stockholders. The measures and vesting mechanics for the performance-based RSUs were chosen to help drive growth in the revenue and profitability of the Company over both the short- and long-term. The vesting requirements described above provide incentives to sustain high levels of growth over a multi-year period and provide an incentive to achieve the goals more quickly since these RSUs vest as soon as the performance is achieved rather than at the end of a specified period of time. We believe incentivizing rapid achievement of revenue growth, while maintaining an operating income margin that is consistent with our overall business model, is aligned with our stockholders’ interests. The performance-based and time-based grants also create further incentives for executives to help maintain and increase our stock price (as the value of the grant depends on the value of our stock) and provide a retention incentive as the vesting of the grant is generally contingent on the executive’s continued employment with the Company through the vesting date.

Promotion Grant.    In April 2015, the Compensation Committee approved time-based and performance-based RSU awards for Mr. Olin in connection with his appointment as Chief Financial Officer. The grant to Mr. Olin consisted of 17,964 performance-based RSUs and 5,988 time-based RSUs. The performance-based RSUs are eligible to vest if the Company’s stock price achieves specified targets, with one-third of these units vesting if the average of the per-share closing prices of the Company’s common stock over a period of 90 consecutive trading days is at least $50, $56, and $62, respectively. In each case, the vesting of the performance-based RSUs is subject to Mr. Olin’s continued employment through the vesting date. The time-based RSUs are scheduled to vest in three equal annual installments commencing on the first anniversary of the grant date, in each case subject to Mr. Olin’s continued employment through the vesting date.

Vesting of Certain 2014 Performance Awards

As described in the Company’s 2015 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in May 2014. The vesting of each of these awards was contingent on the Company’s achievement of specified levels of revenue and non-GAAP operating income (calculated as described above under “Short-Term Incentive Compensation”). Specifically, the award would vest if, for any period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2015, the Company achieved revenue of at least $800 million and non-GAAP operating income of at least $110 million. In August 2015, the Compensation Committee determined that, for the period from the third quarter of fiscal 2014 through the second quarter of fiscal 2015, the Company’s revenue was $806.0 million and the Company’s non-GAAP operating income was $121.6 million. Accordingly, the units subject to each of these awards (23,833 units for Mr. Gecht; 2,963 units for Mr. Olin) vested upon the Compensation Committee’s determination.

Vesting of 2013 Performance Awards

As described in the Company’s 2014 proxy statement, the Company granted performance-based RSU awards to Messrs. Gecht and Olin in August 2013. The vesting of each of these awards is contingent on the Company’s achievement of specified levels of revenue and non-GAAP operating income (calculated as described above under “Short-Term Incentive Compensation”). Specifically, one-third of the award will vest if, for any period of four consecutive fiscal quarters ending no later than the third quarter of fiscal year 2014, the Company achieves revenue of $747 million and non-GAAP operating income of $97 million. One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2016, the Company achieves revenue of $802 million and non-GAAP operating income of $106 million. One-third of the award will vest if, over a period of four consecutive fiscal quarters ending no later than the second quarter of fiscal year 2017, the Company achieves revenue of $842 million and non-GAAP operating income of $113 million.

The first tranche of one-third of the RSUs subject to each of the awards granted to Messrs. Gecht and Olin vested in August 2014. In August 2015, the Compensation Committee determined that, for the period from the third quarter of fiscal 2014 through the second quarter of fiscal 2015, the Company’s revenue was $806.0 million and the Company’s non-GAAP operating income was $121.6 million. Accordingly, the second tranche representing one-third of the units subject to each of these awards (29,600 units for Mr. Gecht; 5,250 units for Mr. Olin) vested upon the Compensation Committee’s determination.

Vesting of Stock-Price Performance Award

As described in the Company’s 2015 proxy statement, the Company granted an award of performance-based RSUs to Mr. Olin in connection with his promotion to Chief Operating Officer in January 2014 that is eligible to vest if the Company’s stock price achieves specified targets. Specifically, one-third of the units subject to the award will vest if the average of the per-share closing prices of the Company’s common stock over a period of 90 consecutive trading days is at least $46, $53, and $60, respectively. In December 2015, the Compensation Committee determined that the $46 stock price target had been achieved and, accordingly, that one-third of the award (representing 2,582 units) had vested.

Severance Arrangements

Each of the named executive officers currently employed by the Company is a party to an employment agreement with the Company that provides for severance benefits under certain events, such as a termination without cause or the executive resigning for good reason. Because the Company believes that a resignation by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The employment agreements are designed to promote stability and continuity of senior management. In addition, the Company recognizes that the possibility of a change of control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Compensation Committee has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction that may arise from the possibility of a change of control. As a result, the employment agreements include provisions relating to the payment of severance benefits under certain circumstances in the event of a change of control. Under the change of control provisions, in order for severance benefits to be triggered, an executive must be involuntarily terminated without cause or the executive must leave for good reason within 24 months after a change of control.

Information regarding the severance benefits for each of the named executive officers under their employment agreements is provided under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control” on pages 43 through 45 of this Proxy Statement.

Other Elements of Compensation and Perquisites

We do not provide any material perquisites to our executive officers. Executives are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, our executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to each of the corporation’s named executive officers, other than the chief financial officer, as of the end of the fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Compensation Committee considers the impact of Section 162(m) when developing and implementing executive compensation programs, the Compensation Committee believes that it is important and in the best interests of stockholders to preserve flexibility in designing compensation programs. Accordingly, the Compensation Committee retains discretion to approve compensation arrangements for executive officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Compensation Committee’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Stock Ownership Policy

In August 2014, the Board of Directors adopted an Executive Stock Ownership Policy, which was amended in March 2015. Under the policy, the Company’s Chief Executive Officer should own Company shares having an aggregate value of at least five times his or her then-effective annual base salary. The Chief Executive Officer should achieve this minimum share ownership position within three years of becoming Chief Executive Officer. For these purposes, shares owned outright by the Chief Executive Officer, as well as shares owned in trust for his or her benefit or by his or her family members, as well as shares subject to outstanding restricted stock and RSU awards subject to time-based vesting requirements held by the Chief Executive Officer, are considered to be owned by the Chief Executive Officer. Unvested RSUs subject to performance-based vesting requirements and vested or unvested stock options are not taken into account in determining the Chief Executive Officer’s beneficial ownership. Mr. Gecht’s current equity holdings far exceed his required ownership level.

Clawback Policy

The Board of Directors has adopted a clawback policy that provides for the Company, in the discretion of the Board of Directors or as required by law or NASDAQ listing standards, to cancel or recover performance-based compensation, whether in the form of cash or equity-based awards, from its executive officers in the event the Company’s publicly-reported financial results are restated due to material noncompliance with any financial reporting requirement under applicable securities laws and such compensation was received during the last three complete fiscal years and would not have been paid under the restated financial results.

2016 Compensation Decisions

In February 2016, the Compensation Committee approved the 2016 annual incentive program (the “2016 Program”) for Messrs. Gecht and Olin. As under the 2015 Program, each executive is eligible to receive incentive compensation payable in shares of our common stock based upon the Company’s financial performance relative to targets established by the Compensation Committee. In addition, each executive has an opportunity to receive an “accelerator” award payable in shares of our common stock if the Company achieves financial results above the Company’s 2016 operating plan approved by the Board of Directors. Each executive’s Target bonus amount and target accelerator bonus amount is the same as under the 2015 Program—105% of base salary for Mr. Gecht and 70% of base salary for Mr. Olin. In execution of the program, the Compensation Committee approved grants of performance-based RSUs in February 2016 to each executive, with the total number of RSUs subject to each executive’s Target RSU award and accelerator RSU award determined by dividing the executive’s target incentive compensation amount for each award by the closing price of the Company’s common stock on February 8, 2016. We believe structuring the executives’ incentive compensation opportunities as performance-based RSUs increases the alignment of the executives’ interests with those of stockholders since the ultimate value realized by the executive depends on both our operating financial performance and stock price performance over the course of the year.

As under the 2015 Program, the performance metrics under the 2016 Program will be the Company’s revenue and non-GAAP operating income, with each metric being weighted 50% for the named executive officers and the Compensation Committee establishing threshold and target levels for each metric for vesting of the Target RSUs and accelerator RSUs under the program, with the threshold level for the accelerator RSUs being the same as the target level for the Target RSUs such that the accelerator RSUs recognize performance exceeding this level. Under the 2016 Program, if the minimum non-GAAP operating income threshold is met, the executive’s Target RSUs will vest between 0% and 100%, with 0% vesting at the applicable threshold level and increasing on a pro-rata, straight-line basis up to 100% vesting at the applicable target level. The accelerator RSUs will vest only if both the revenue and non-GAAP target levels for the Target RSUs are met. If both Target RSU target levels are met, the number of accelerator RSUs vesting will be determined on a pro-rata, straight-line basis with 0% vesting at the target level up to 100% vesting at the maximum level.

In February 2016, the Compensation Committee also approved grants of performance-based restricted stock units to each of Messrs. Gecht and Olin. These awards are eligible to vest based on the Company’s cash from operations for 2016 as a specified percentage of the Company’s non-GAAP net income for the year relative to performance targets established by the Compensation Committee. The purpose of the award is to align the executives with a broader management initiative focused on driving near-term cash flow through operational improvements, while simultaneously driving Company revenue and operating income growth.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time been one of the Company’s executive officers or employees or had any relationships requiring disclosure by the Company under the SEC rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Gill Cogan

Dan Maydan

Compensation of Executive Officers

Summary Compensation for 2015

The compensation paid by the Company to named executive officers for the fiscal years ended December 31, 2015, 2014, and 2013 is summarized as follows:

Name and principal position (a)	Year (b)	Salary (c)(1)	Bonus (d)(1)(2)	Stock awards (e)(3)(4)	Option awards (f)(3)(4)	Non-equity incentive plan compensation (g)(1)(2)	Change in pension value and nonqualified deferred compensation earnings (h)	All other compensation (i)(1)(5)	Total (j)
Guy Gecht, Chief Executive Officer	2015	$620,000	$—	$5,959,188	$—	$—	$—	$5,200	$6,584,388
	2014	620,000	—	5,999,416	—	266,114	—	5,200	6,890,730
	2013	620,000	—	4,738,484	—	583,619	—	5,100	5,947,203
Marc Olin, Chief Financial Officer(6)	2015	$310,000	$—	$2,212,146	$—	$—	$—	$2,583	$2,524,729
	2014	311,553	—	2,263,741	—	88,705	—	2,350	2,666,349
	2013	293,332	—	901,786	—	55,433	—	29,358	1,279,909
David Reeder, Chief Financial Officer(6)	2015	$8,077	$—	$—	$—	$—	$—	$162	$8,239
	2014	335,417	—	6,358,283	—	—	—	3,500	6,697,200

(1)	All cash compensation earned by each named executive officer in 2015, 2014, and 2013 is reflected in the “Salary,” “Bonus,” “Non-equity incentive plan compensation,” or “All other compensation” columns of this table. There were no deferred salaries or other cash compensation in 2015, 2014, or 2013.
(2)	The named executive officer bonuses that have been awarded under our executive bonus program each year include a “Target” bonus opportunity and an “accelerator” bonus opportunity that is payable if the target performance levels are exceeded. As described in the Compensation Discussion and Analysis above, both opportunities were granted in the form of RSUs for 2015. For 2014, the Target bonus opportunity was granted as RSUs, and while the accelerator component was originally structured as a cash opportunity, the executives requested and the Compensation Committee approved the payment of the accelerator component in Company common stock. For 2013, the Target bonus opportunity was granted as RSUs, and the accelerator component was structured as a cash award. The portion of each opportunity granted as RSUs is reported in the “Stock Awards” column for each applicable year as described in footnotes (3) and (4) below (excluding the accelerator components for 2014 and 2013 which were originally granted as cash awards). The accelerator components for 2014 and 2013, which were originally granted as a cash incentive awards, are reflected in the “Non-equity incentive plan compensation” column of the table above.
(3)	The amounts reported in the “Stock awards” column represent the aggregate grant date fair value, determined in accordance with ASC 718, of equity-based awards granted during the applicable year. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.
(4)	The amounts reported in the “Stock awards” column of the table above include the aggregate grant date fair value of the performance-based and market-based awards granted to the named executive officers in each of these years calculated based on the probable outcome of the applicable performance conditions determined as of the grant date in accordance with ASC 718. For each of these awards other than the 2015 accelerator RSU awards, the grant date fair value was determined assuming that the highest performance level would be achieved. For the 2015 accelerator RSU awards, the grant date fair value based on the probable outcome of the performance-based conditions applicable to the awards and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved were $162,694 and $325,387, respectively, for Mr. Gecht and $54,231 and $108,462, respectively for Mr. Olin.
(5)	For fiscal year 2015, “All other compensation” consists of 401(k) employer matching contributions for each executive.
(6)	Mr. Reeder resigned as our Chief Financial Officer in December 2014 effective as of January 9, 2015. Mr. Olin served as our Interim Chief Financial Officer subsequent to Mr. Reeder’s resignation on January 9, 2015. Mr. Olin was appointed Chief Financial Officer in April 2015.

2015 Grants of Plan-Based Awards

Equity awards granted and estimated future payouts under incentive plans during the fiscal year ended December 31, 2015 to each of the Company’s named executive officers were as follows:

Name and Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Guy Gecht
2/4/2015(1)(3)	Performance-based RSUs	$—	$—	$—	$—	8,421	8,421	—	—	—	$325,387
2/4/2015(1)(4)	Performance-based RSUs	—	—	—	—	8,421	8,421	—	—	—	$325,387
2/4/2015(1)(5)	Performance-based RSUs	—	—	—	—	8,421	8,421	—	—	—	$162,694
2/4/2015(1)(6)	Performance-based RSUs	—	—	—	—	8,421	8,421	—	—	—	$162,694
9/4/2015(7)	Performance-based RSUs	—	—	—	26,421	79,262	79,262	—	—	—	$3,388,451
9/4/2015(8)	Restricted Stock Units	—	—	—	—	—	—	37,300	—	—	$1,594,575
Marc Olin
2/4/2015(1)(3)	Performance-based RSUs	—	—	—	—	2,807	2,807	—	—	—	$108,462
2/4/2015(1)(4)	Performance-based RSUs	—	—	—	—	2,807	2,807	—	—	—	$108,462
2/4/2015(1)(5)	Performance-based RSUs	—	—	—	—	2,807	2,807	—	—	—	$54,231
2/4/2015(1)(6)	Performance-based RSUs	—	—	—	—	2,807	2,807	—	—	—	$54,231
4/23/2015(9)	Performance-based RSUs	—	—	—	5,988	17,964	17,964	—	—	—	$774,428
4/23/2015(8)	Restricted Stock Units	—	—	—	—	—	—	5,988	—	—	$258,143
9/4/2015(7)	Performance-based RSUs	—	—	—	4,529	13,587	13,587	—	—	—	$580,844
9/4/2015(8)	Restricted Stock Units	—	—	—	—	—	—	6,394	—	—	$273,344

(1)	“Threshold,” “Target,” and “Maximum” columns in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns for awards granted in February 2015 represent amounts payable under our 2015 annual target bonus program. Threshold achievement results in no bonus payout, while Target and Maximum achievement results in 100% bonus payout, with pro rata payouts for achievement between these Threshold and Target levels.
(2)	Grant Date Fair Value of Stock Awards represents the fair value of the applicable award based on, in the case of performance-based and market-based awards, the probable outcome of the performance conditions applicable to the award determined as of the grant date in accordance with ASC 718. See Note 12 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 regarding assumptions underlying the valuation of equity awards.
(3)	These RSUs vest based on achievement of 2015 revenue targets with pro rata vesting between the threshold of $790 million (0% vesting) and the target of $850 million (100% vesting). The Compensation Committee certified on February 10, 2016 that 65% of these RSUs would vest on that date based on actual 2015 revenue for purposes of the bonus program of $829 million.
(4)	These RSUs vest based on achievement of 2015 non-GAAP operating income targets with pro rata vesting between the threshold of $115 million (0% vesting) and the target of $134 million (100% vesting). The Compensation Committee certified on February 10, 2016 that 58% of these RSUs would vest on that date based on actual 2015 non-GAAP operating income for purposes of the bonus program of $126 million. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses.
(5)	These “accelerator” bonus RSUs vest based on achievement of 2015 revenue targets with pro rata vesting between the threshold of $850 million (0% vesting) and the target of $900 million (100% vesting). The Compensation Committee certified on February 10, 2016 that the actual 2015 revenue for purposes of the bonus program was $829 million, which is less than the threshold level.
(6)	These “accelerator” bonus RSUs vest based on achievement of 2015 non-GAAP operating income targets with pro rata vesting between the threshold of $134 million (0% vesting) and the target of $145 million (100% vesting). The Compensation Committee certified on February 10, 2016 that the actual 2015 non-GAAP operating income for purposes of the bonus program was $126 million, which is less than the threshold level.
(7)	These RSUs will vest by one-third of the target number of RSUs subject to the award upon achievement of $1.0 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2016. An additional one-third of the target RSUs will vest upon achievement of $1.1 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2017. An additional one-third of the target RSUs will vest upon achievement of $1.2 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2018. Vesting during any of the aforementioned four consecutive quarter periods is contingent on also achieving at least 5% revenue growth (excluding revenue related to acquisitions) compared to the preceding four consecutive quarters and at least 15% non-GAAP operating margin during the four quarter peiod that the revenue goal is achieved.
(8)	Each RSU award vests with respect to one-third of the units on the first, second, and third anniversaries of the date of grant.
(9)	These RSUs vest by one-third of the target number of RSUs subject to the award when the average closing stock price during 90 consecutive trading days equals or exceeds $50.00, $56.00, and $62.00, respectively.

Description of Plan-Based Awards

Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2009 Equity Incentive Award Plan (the “2009 Plan”). The 2009 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the 2009 Plan. Awards granted under the 2009 Plan are generally only transferable to a beneficiary of a named executive officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2009 Plan, if there is a change in control of the Company and the Compensation Committee does not provide for the substitution, assumption, exchange, or other continuation of the outstanding awards, each named executive officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.

In addition, each named executive officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments upon Termination or Change in Control” section below.

Time Based RSUs.    Grants of time-based RSUs made in 2015 to the named executive officers are reported in the table above under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” The vesting requirements applicable to each award are described in the footnotes to the table above and in the “Long-Term Equity Incentive Program” section of the Compensation Discussion and Analysis. RSUs are payable on vesting in an equal number of shares of the Company’s common stock. The named executive officers do not have the right to vote or dispose of the RSUs and do not have any dividend rights with respect to the RSUs.

Performance Awards under Incentive Compensation Program.    As described above, the named executive officers’ 2015 incentive compensation opportunities were granted in the form of RSU awards under our annual incentive compensation program. These awards were granted in February 2015 and are reported in the table above under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” The material terms of these awards reported in the above table are described in the Compensation Discussion and Analysis section above under the heading “Short-Term Incentive Compensation.”

Other Performance Awards.    As described above, the named executive officers were granted performance awards in the form of RSU awards, which vest based on long-term revenue and non-GAAP operating margin targets. These awards were granted in September 2015 and are reported in the table above under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.” In connection with his appointment as Chief Financial Officer, Mr. Olin also received a performance RSU award in April 2015 that will vest if our stock price achieves certain specified levels. The material terms of these awards are described in the Compensation Discussion and Analysis section above under the heading “Long-Term Equity Incentive Program.”

Outstanding Equity Awards at 2015 Fiscal Year-End

Certain information with respect to unexercised options and unvested stock awards granted to named executive officers as of December 31, 2015 is as follows:

			Option Awards					Stock Awards
Name (a)	Grant Date		Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised options (#) (d)	Option exercise price per share ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Guy Gecht	8/28/2009	(2)	—	—	3,885	$10.77	8/28/2016	—	—	—	—
	8/28/2009	(3)	32,138	—	—	$10.77	8/28/2016	—	—	—	—
	8/20/2010	(3)	130,000	—	—	$11.40	8/20/2017	—	—	—	—
	8/15/2013	(4)	—	—	—	—	—	29,600	$1,383,504	—	—
	8/15/2013	(1)	—	—	—	—	—	14,800	$691,752	—	—
	8/15/2014	(7)	—	—	—	—	—	—	—	22,691	$1,060,577
	8/15/2014	(8)	—	—	—	—	—	15,127	$707,052	15,127	$707,052
	8/15/2014	(1)	—	—	—	—	—	22,690	$1,060,531	—	—
	2/4/2015	(5)	—	—	—	—	—	5,473	$255,808	—	—
	2/4/2015	(6)	—	—	—	—	—	4,884	$228,278	—	—
	9/4/2015	(9)	—	—	—	—	—	—	—	26,421	$1,234,902
	9/4/2015	(1)	—	—	—	—	—	37,300	$1,743,402	—	—
Marc Olin	8/15/2013	(4)	—	—	—	—	—	5,250	$245,385	—	—
	8/15/2013	(1)	—	—	—	—	—	2,521	$117,832	—	—
	1/16/2014	(10)	—	—	—	—	—	—	—	2,582	$120,683
	1/16/2014	(7)	—	—	—	—	—	—	—	12,909	$603,367
	1/16/2014	(1)	—	—	—	—	—	5,163	$241,319	—	—
	8/15/2014	(8)	—	—	—	—	—	3,883	$181,476	3,883	$181,476
	8/15/2014	(1)	—	—	—	—	—	3,882	$181,445	—	—
	2/4/2015	(5)	—	—	—	—	—	1,824	$85,254	—	—
	2/4/2015	(6)	—	—	—	—	—	1,628	$76,093	—	—
	4/23/2015	(11)	—	—	—	—	—	—	—	5,988	$279,895
	4/23/2015	(1)	—	—	—	—	—	5,988	$279,879	—	—
	9/4/2015	(9)	—	—	—	—	—	—	—	4,529	$211,685
	9/4/2015	(1)	—	—	—	—	—	6,394	$298,856	—	—

(1)	One-third of the RSUs of each award vests on the first, second, and third anniversary of the date of grant.
(2)	This option award initially covered 19,425 shares. The option vests in five equal installments when the annual non-GAAP return on equity percentage exceeds non-GAAP return on equity for the year ended December 31, 2008 by 2, 4, 6, 8, and 10 percentage points, respectively. Non-GAAP return on equity is defined as non-GAAP net income divided by stockholders’ equity. Non-GAAP net income is defined as net income determined in accordance with GAAP, adjusted to remove the impact of certain expenses, and the tax effects of these adjustments. The threshold performance goal requiring that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by two percentage points was achieved on December 31, 2011, and certified by the Compensation Committee on February 9, 2012, resulting in the vesting of 3,885 shares. These options were exercised on January 25, 2013. The performance goal requiring that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by four percentage points was achieved on December 31, 2015, and certified by the Compensation Committee on February 10, 2016, resulting in the vesting of an additional 3,885 shares. The number of securities underlying unexercised options shown in column (d) above is based on achieving the next performance level, which requires that non-GAAP return on equity exceed non-GAAP return on equity for the year ended December 31, 2008 by six percentage points. These option awards expire in August 2016.
(3)	Each option vests with respect to 25% of the shares subject thereto on the first anniversary of the date of grant and then at a rate of 2.5% of the total number of shares subject to the option per month over the next thirty months.
(4)	These RSUs will vest upon the achievement of $842 million in revenue and $113 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2013 and the second quarter of 2017. The Compensation Committee certified on February 10, 2016 that these RSUs vested based on actual 2015 revenue of $883 million and 2015 non-GAAP operating income of $128 million.
(5)

These RSUs vest based on achievement of 2015 revenue targets with pro rata vesting between the threshold of $790 million (0% vesting) and the target of $850 million (100% vesting). The Compensation Committee certified on February 10, 2016 that 65% of these RSUs would vest on that date based on actual 2015 revenue for purposes of the bonus program of $829 million. Vesting of the RSUs was contingent upon the executive’s continued employment through the later of the date of the Compensation Committee’s determination or the first anniversary of the grant date.
(6)	These RSUs vest based on achievement of 2015 non-GAAP operating income targets with pro rata vesting between the threshold of $115 million (0% vesting) and the target of $134 million (100% vesting). The Compensation Committee certified on February 10, 2016 that 58% of these RSUs would vest on that date based on actual 2015 non-GAAP operating income for purposes of the bonus program of $126 million. As described in more detail in the Compensation Discussion and Analysis, “non-GAAP operating income” is defined as operating income determined in accordance with GAAP, adjusted to remove the impact of certain expenses. Vesting of the RSUs was contingent upon the executive’s continued employment through the later of the date of the Compensation Committee’s determination or the first anniversary of the grant date.
(7)	These RSUs will vest upon achievement of $1.0 billion in revenue and $2.50 of non-GAAP earnings per share during any four consecutive quarters between the third quarter of 2014 and the fourth quarter of 2016.
(8)	These RSUs vest based on achievement of $880 million in revenue and $123 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2015. An additional number of RSUs equal to this number of RSUs will vest upon achievement of $1.0 billion in revenue and $145 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2016. An additional number of RSUs equal to this number of RSUs will vest upon achievement of $1.1 billion in revenue and $160 million in non-GAAP operating income during any four consecutive quarters between the first quarter of 2014 and the fourth quarter of 2017. The Compensation Committee certified on February 10, 2016 that these RSUs vested based on actual 2015 revenue of $883 million and 2015 non-GAAP operating income of $128 million.
(9)	These RSUs will vest based on achievement of $1.0 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2016. An additional number of RSUs equal to this number of RSUs will vest upon achievement of $1.1 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2017. An additional number of RSUs equal to this number of RSUs will vest upon achievement of $1.2 billion in revenue during any four consecutive quarters between the first quarter of 2015 and the fourth quarter of 2018. Vesting during any of the aforementioned four consecutive quarter periods is contingent on also achieving at least 5% revenue growth (excluding revenue related to acquisitions) compared to the preceding four consecutive quarters and at least 15% non-GAAP operating margin during the four consecutive quarters that the revenue goal is achieved.
(10)	These RSUs will vest when the average closing stock price during 90 consecutive trading days equals or exceeds $53.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $60.00.
(11)	These RSUs will vest when the average closing stock price during 90 consecutive trading days equals or exceeds $50.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $56.00. An additional number of RSUs equal to this number of RSUs will vest when the average closing stock price over a period of 90 consecutive trading days equals or exceeds $62.00.

Option Exercises and Stock Vested in 2015

Options exercised and restricted stock awards vested by the named executive officers during the year ended December 31, 2015 were as follows:

	Option Awards		Stock Awards
Name (a)	Number of shares acquired on exercise (#)(b)	Value realized on exercise ($)(c)	Number of shares acquired on vesting (#)(d)	Value realized on vesting ($)(e)(1)
Guy Gecht	—	—	124,913	$5,503,344
Marc Olin	—	—	32,325	1,390,843

(1)	The dollar amounts shown in Column (e) for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share price of our common stock on the vesting date.

Pension Benefits

The Company does not provide pension benefits (other than under the Company’s 401(k) plan) to its employees.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation plans to its employees.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers currently employed with the Company. Mr. Gecht’s agreement has a one-year term that automatically renews for additional one-year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. As noted in the Compensation Discussion and Analysis above, Mr. Olin entered into a new employment agreement with the Company in April 2015 in connection with his appointment as Chief Financial Officer. Mr. Olin’s agreement has a three-year term that automatically renews for additional one-year periods unless terminated by either party upon sixty days written notice prior to the expiration of the agreement. Each named executive officer’s employment with the Company is at-will and either party may terminate the employment relationship at any time for any reason with or without cause and with or without notice.

Each employment agreement provides, among other things, that:

•

the named executive officer shall be provided with a base salary and will be eligible for incentive compensation under the annual management incentive compensation program as approved by the Compensation Committee;

•	the named executive officer is eligible to receive stock options and other equity awards based on the named executive officer’s performance;

•

in the event that the Company terminates the named executive officer’s employment without cause or the named executive officer voluntarily terminates his employment for good reason, the named executive officer is eligible for severance benefits consisting of cash severance for a specified number of months of base salary, pro-rata incentive compensation, (or, if the termination is in connection with a change in control, a bonus assuming all performance goals are met in full), employer subsidized health benefit continuation under COBRA, and outplacement services, in each case as described below;

•

if the named executive officer becomes entitled to receive severance and except as otherwise provided in the award document, the vesting of the named executive officer’s outstanding and unvested stock options and other equity awards shall be either partially or fully accelerated, performance conditions waived, in certain circumstances, and the post-exercise period for stock options shall be extended, in each case as described below; and

•	the named executive officer is subject to a non-solicitation covenant during his employment and for one year following termination of employment.

For more information on the severance provisions of these employment agreements, please see the severance tables and related footnotes in the section below.

Potential Payments upon Termination or Change of Control

Potential payments that may be made to the Company’s named executive officers upon a termination of employment or a change of control, pursuant to their employment agreements or otherwise, are set forth below.

The amounts presented below are estimates determined assuming that the termination of employment and/or change in control triggering payment of these benefits occurred on the last business day of 2015, with benefits being valued using the closing sales price of the Company’s common stock on such date ($46.74) and determined based on each executive’s employment agreement in effect on December 31, 2015. Receipt of these benefits is subject to the execution of a separation agreement and full release of all claims by the named executive officer. The executive’s actual benefits upon a termination or a change of control or may be different from those described below if such event were to occur on any other date or at any other price, or if any assumption is not factually correct. As noted above, Mr. Reeder resigned from the Company in January 2015, and he was not entitled to any severance payments or benefits in connection with his resignation.

The table below sets forth potential payments to the Company’s named executive officers as of December 31, 2015 upon termination without cause by the Company or upon termination for good reason by the named executive officer, in either case other than during the period of 24 months following a change of control as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$1,724,086	$35,000	$34,295	$3,684,552	$5,477,933
Marc Olin	471,346	35,000	15,093	955,198	1,476,637

(1)	The amounts shown are the lump sum severance payments that consist of 24 months of base salary for Mr. Gecht and 12 months of base salary for Mr. Olin, plus an amount equal to the value of the incentive compensation (including the vesting of any equity awards granted under the incentive compensation program) that the named executive officer would have earned for 2015 based upon the level of performance targets applicable to the incentive compensation that was actually attained for 2015. If the named executive officer’s employment is terminated during the year by the Company without cause or by the executive for good reason, the incentive compensation is prorated for the portion of the year that the named executive officer was with the Company.
(2)	Messrs. Gecht and Olin would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Olin would each be entitled to premium reimbursement for health insurance coverage under COBRA for Mr. Gecht for up to 18 months and for Mr. Olin for up to 12 months.
(4)	Other than RSU awards related to the 2015 executive incentive compensation program, which would be treated as described above in Note 1, Messrs. Gecht and Olin would be entitled to accelerated vesting of options and RSUs with respect to that number of shares that would otherwise have vested during the six month period following the termination date. For time-based options and RSUs that vest on an annual basis, credit is given as if the vesting accrued monthly. Performance awards that vest on any other basis will remain outstanding until the end of the applicable performance period and will vest based on the Company’s actual performance for that period on a prorated basis (with the executive being given credit for up to six additional months of service for purposes of the pro-ration). The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 31, 2015 of $46.74 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2015, were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	3,885	75,841
Marc Olin	—	20,436

The table below sets forth potential payments to the Company’s named executive officers upon termination without cause by the Company or upon termination for good reason by the named executive officers, in either case within 24 months following a change of control, as follows:

Name	Lump sum severance payment ($)(1)	Outplacement benefits ($)(2)	Continued health care coverage benefits ($)(3)	Value of accelerated vesting of stock options and restricted stock units ($)(4)	Total ($)
Guy Gecht	$3,434,390	$35,000	$34,295	$11,765,627	$15,269,311
Marc Olin	834,797	35,000	22,639	4,228,521	5,120,957

(1)	The amounts shown are the lump sum severance payments that consist of 36 months of base salary for Mr. Gecht and 12 months of base salary for Mr. Olin, plus an amount equal to the value of the incentive compensation (including the vesting of any equity awards granted under the incentive compensation program) that the named executive officer would have earned for 2015 assuming that 100% of any performance targets applicable to the incentive compensation were attained.
(2)	Messrs. Gecht and Olin would each be entitled to outplacement services up to a maximum of $35,000.
(3)	Messrs. Gecht and Olin would each be entitled to premium reimbursement for health insurance coverage under COBRA for up to 18 months.
(4)	Messrs. Gecht and Olin would be entitled to accelerated vesting of 100% of all unvested options and RSUs as of their termination date with, in the case of performance awards, the applicable performance conditions being deemed met at maximum performance levels, excluding equity awards granted under the annual incentive compensation program, which would be treated as described above in Note 1. The value of the accelerated options and RSUs is calculated based on the Company’s closing stock price at December 31, 2015 of $46.74 per share, less the exercise price with respect to accelerated options. The number of stock options and RSUs subject to acceleration for each named executive officer if a termination by the Company without cause or by the named executive officer for good reason had occurred on December 31, 2015, assuming such termination was within 24 months after a change of control are as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Guy Gecht	15,540	251,725
Marc Olin	—	90,469

Compensation Risk Assessment

The Company does not believe that its compensation programs encourage unnecessary risk-taking that could have a material adverse effect on the Company as a whole. In 2015, the Compensation Committee, with the assistance of Mercer, reviewed the elements of (i) the Company’s compensation programs and practices for all employees and (ii) of executive compensation for fiscal year 2015 to determine whether any portion of the program encouraged excessive risk taking. Following that review, the Compensation Committee does not believe that the Company’s compensation programs and practices applicable to employees create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee also believes that the mix and design of the elements of our executive compensation program do not encourage management to take excessive risks, based on the following factors:

•

Compensation is allocated among base salaries and short and long-term compensation. Base salaries are fixed to provide executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole. Short and long-term compensation are designed to both reward the named executive officers for the Company’s overall performance and align interests with those of our stockholders;

•

Our annual incentive compensation program is intended to balance risk and encourage our named executive officers to focus on specific short-term goals important to our success. While our annual incentive compensation program is based on achievement of annual goals, and annual goals could encourage the taking of short-term risks at the expense of long-term results, our named executive officers’ annual incentive compensation awards are determined based on a combination of objective corporate performance criteria as described above. In addition, threshold and target levels of performance, payouts at multiple levels of performance, and evaluation of performance based on objective measures are intended to assist in mitigating excessive risk taking. Finally, the awards under our annual incentive compensation program are subject to maximum payout levels;

•

Awards to our named executive officers under our annual incentive compensation program for fiscal year 2015 were made in the form of performance-based RSU awards that help further align named executive officers’ interests with those of our stockholders because the ultimate value of the awards is tied to the Company’s stock price. The performance measures used to determine vesting and payment of awards to our named executive officers are Company-wide measures only, as opposed to measures linked to the performance of a particular business segment. Applying Company-wide performance measures is designed to encourage our named executive officers to make decisions that are in the best long-term interests of the Company and our stockholders;

•

Awards to our named executive officers under our long-term equity incentive program in 2015 consisted of approximately 66% performance-based RSUs and approximately 33% time-based RSUs. The value of RSUs is tied directly to our stock price to help further align our executives’ interests with those of our stockholders. As with the performance-based RSUs granted under our annual incentive compensation program, the performance awards granted under our long-term equity program vest based on the achievement of Company-wide performance measures in addition to continued employment requirements and are intended to both provide a retention incentive and enhance executives’ focus on specific financial goals considered important to the Company’s long-term growth. Because these time-based and performance-based awards will generally remain outstanding for a period of years, they help ensure that executives always have significant value tied to delivering long-term stockholder value; and

•	As of March 28, 2016, Mr. Gecht owns approximately 1.2% of the Company’s outstanding common stock, which significantly aligns his interests with the stockholders’ interests.

AUDIT COMMITTEE REPORT

As more fully described in its Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company, the audits of the financial statements of the Company and assists the Board of Directors in oversight and monitoring of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, and the Company’s systems of internal controls.

In the performance of its oversight function, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements and overall financial reporting process, including the Company’s system of internal controls, with management of the Company.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards No.16, Communications With Audit Committees, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company.

Based on the review and discussions referred to above in this Report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

AUDIT COMMITTEE

Eric Brown

Richard A. Kashnow

Thomas Georgens

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

/s/ ALEX GRAB
Alex Grab
Secretary

Dated: April 1, 2016

SAMPLE PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ELECTRONICS FOR IMAGING, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2016

The undersigned stockholder of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 28, 2016, and hereby appoints Guy Gecht and Alex Grab, or either of them, his, her or its proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the proxies, to represent the undersigned at the 2016 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 12, 2016 at 8 a.m., Pacific Time, at the Company’s corporate headquarters, 6750 Dumbarton Circle, Fremont, California 94555, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this Proxy. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ELECTRONICS FOR IMAGING, INC.

May 12, 2016

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 12, 2016: The Company’s Proxy Statement dated April 1, 2016 and Annual Report for the fiscal year ended December 31, 2015 are available electronically at http://ir.efi.com/proxy.cfm.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

                      Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends that you vote FOR each nominee for director in the following proposal:

1. Election of Directors.

NOMINEES:
o Eric Brown
☐ FOR ALL NOMINEES	o Gill Cogan
o Guy Gecht
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	o Thomas Georgens
o Richard A. Kashnow
o Dan Maydan
☐ FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

The Board of Directors recommends that you vote FOR the following proposals:

2. To approve a non-binding advisory proposal on executive compensation.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3. To ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

☐	FOR

☐	AGAINST

☐	ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matter or matters that may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.